UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)
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☑      Definitive Proxy Statement
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☐      Soliciting Material Pursuant to §240.14a-12
PIXELWORKS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 18, 2010
     The 2010 Annual Meeting of Shareholders of Pixelworks, Inc. will be held May 18, 2010 at 10:00 a.m. Pacific Daylight Time at our offices at 224 Airport Parkway, Suite 400, San Jose, California 95110, to conduct the following items of business:
1.	To elect seven Directors to serve one-year terms and until their successors are duly elected and qualified;

2.	To approve certain amendments to the Pixelworks, Inc. Amended and Restated 2006 Stock Incentive Plan;

3.	To approve the Pixelworks, Inc. Employee Stock Purchase Plan;

4.	To ratify the appointment of KPMG LLP as Pixelworks’ independent registered public accounting firm for the current fiscal year; and

5.	To transact any other business that properly comes before the meeting or any postponement or adjournment of the meeting.
     The foregoing items of business are more fully described in the Proxy Statement which accompanies this Notice of Annual Meeting of Shareholders. None of the proposals requires the approval of any other proposal to become effective. Shareholders who owned shares of our common stock at the close of business on March 19, 2010 are entitled to receive notice of, attend and vote at the meeting or any postponement or adjournment of that meeting.
     Your vote is important. Whether or not you plan to attend the meeting, please cast your vote as promptly as possible.

BY ORDER OF THE BOARD OF DIRECTORS

Bruce A. Walicek
President and Chief Executive Officer

San Jose, California
April 12, 2010
This proxy statement and accompanying proxy card are first being distributed on or about April 12, 2010.

PIXELWORKS, INC.
16760 SW Upper Boones Ferry Road, Suite 101
Portland, OR 97224
PROXY STATEMENT
2010 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 18, 2010
THE MEETING
Purpose, Date, Time and Place
     This proxy statement (this “Proxy Statement”) is being provided in connection with the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) of Pixelworks, Inc. (“Pixelworks” or the “Company”), an Oregon corporation, or any postponement or adjournment of that meeting. The related proxy is solicited on behalf of the Board of Directors (the “Board”) of the Company. These proxy materials were first sent to shareholders on or about April 12, 2010.
     The Annual Meeting will be held at 10:00 a.m. Pacific Daylight Time, on May 18, 2010, at our offices at 224 Airport Parkway, Suite 400, San Jose California 95110, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.
Record Date
     Shareholders of Pixelworks common stock at the close of business on March 19, 2010, the record date established by the Board, will be entitled to receive notice of, attend and vote at the Annual Meeting. On the record date, there were approximately 71 registered shareholders of record and a substantially greater number of beneficial owners because a significant portion of our outstanding common stock is held in broker “street name.” On the record date there were 13,450,272 shares of common stock outstanding and each share of common stock is entitled to one vote on each matter.
Voting
Shares Registered in Your Name
     You may vote shares registered in your name in person at the Annual Meeting, or by proxy by using the enclosed proxy card, over the telephone or on the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.
1.	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

2.	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

3.	To vote over the telephone, dial toll-free (800) 690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on May 17, 2010 to be counted.

4.	To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the Company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on May 17, 2010 to be counted.
     If shares are registered in your name and you execute a proxy but either (i) indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board or (ii) sign and return a proxy card without providing specific voting instructions, the shares will be voted:
1.	“FOR” each of the nominees for Director listed in this Proxy Statement;

2.	“FOR” approval of the amendments to the 2006 Stock Incentive Plan;

3.	“FOR” approval of the Employee Stock Purchase Plan; and

4.	“FOR” the ratification of KPMG LLP as Pixelworks’ independent registered public accounting firm for the year ended December 31, 2010.
Shares Registered in the Name of Broker, Bank or Other Agent
     If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker or bank to request a valid proxy.
     If you are a beneficial owner of shares registered in the name of your broker, bank or other agent and you do not provide specific voting instructions to your brokerage firm, bank, broker-dealer or other nomine, under the rules of certain securities exchanges, including the NASDAQ Marketplace Rules, the brokerage firm, bank, broker-dealer or other nominee holding those shares may generally vote as the nominee determines in its discretion on behalf of the beneficial owner on routine matters, but cannot vote on non-routine matters, the latter of which results in “broker non-votes.” We believe proposals one, two and three involve non-routine matters, and accordingly, broker non-votes are expected. No broker non-votes are expected for proposal four as it involves matters we believe to be routine.
Revocability of Proxy
     You can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of three ways:
1. A duly executed proxy card with a later date or time than the previously submitted proxy;
2. A written notice that you are revoking your proxy to our Secretary, care of Pixelworks, Inc., 16760 SW Upper Boones Ferry Road, Ste. 101, Portland, Oregon 97224; or
3. A later-dated vote by telephone or Internet or a ballot cast in person at the Annual Meeting (simply attending the Meeting will not, by itself, revoke your proxy).

Quorum
     A quorum is required for the shareholders to conduct business at the Annual Meeting. The presence, in person or by proxy, of a majority of the total number of outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions, broker non-votes and other proxies received but not marked, if any, will be included in the calculation of the number of shares considered to be present at the Annual Meeting for quorum purposes.
Expenses and Solicitation
     We will bear the expense of soliciting proxies, and we have retained Morrow & Co., LLC to solicit proxies for a fee of less than $10,000 plus a reasonable amount to cover expenses. The cost of soliciting proxies will be borne by the Company. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We are required to request that brokers and nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers and nominees for the expenses of doing so in accordance with statutory fee schedules.
Electronic Delivery of Proxy Materials
     Any shareholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to shareholders and will reduce the impact of annual meetings on the environment. A shareholder who chooses to receive future proxy materials by email will receive an email prior to next year’s annual meeting with instructions containing a link to those materials and a link to the proxy voting website. A shareholder’s election to receive proxy materials by email will remain in effect until the shareholder terminates it. You may request to receive proxy materials by email by entering the control number provided with your proxy materials at www.investordelivery.com.
Householding of Proxy Materials
     We are “householding” our proxy materials pursuant to SEC rules. This procedure allows the Company to reduce its printing costs, mailing costs and fees by delivering one copy of our annual report and proxy statement to multiple shareholders who share the same mailing address unless the Company received contrary instructions from an affected shareholder.
     We will promptly deliver upon written or oral request a separate copy of this Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 to any shareholder at a shared address to which a single copy of any of these documents was delivered. To request a separate copy of any of these documents, shareholders may write or call the Company at our principal executive offices:
Pixelworks, Inc.
Attn: Secretary
16760 SW Upper Bones Ferry Road, Suite 101
Portland, Oregon 97224
(503) 601-4545

     Shareholders who would like to revoke householding consent and receive a separate copy of proxy materials, and shareholders sharing an address and receiving multiple copies of proxy materials who would like to give householding consent and request delivery of a single copy of these documents, should contact Broadridge Financial Solutions, Inc. either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11747. Within 30 days of receipt of revocation of a shareholder’s consent, the shareholder will be removed from the householding program.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
     The Board currently consists of seven members. Our Second Amended and Restated Bylaws provide that the number of members of the Board shall not be less than three nor more than twelve and that, within such limits, the exact number shall be fixed and increased or decreased from time to time by resolution of the Board.
     Each of the following members of the Board has been nominated for reelection at the Annual Meeting. Members of the Board are elected to serve one-year terms expiring at the earlier of the next annual meeting, a successor being elected and qualified or earlier resignation, death or removal. Listed below are the nominees and their current committee assignments:

Name	Age	Committees

Allen H. Alley *	55	None
Mark A. Christensen	51	Audit, Compensation (Chair) and Corporate Governance and Nominating
James R. Fiebiger	68	Compensation and Corporate Governance and Nominating (Chair)
C. Scott Gibson	57	Audit, Compensation and Corporate Governance and Nominating
Daniel J. Heneghan	54	Audit (Chair) and Compensation
Richard L. Sanquini	75	None
Bruce A. Walicek	53	None

*	- Chairman of the Board of Directors
     Biographical information about our nominees for Director and the experience, qualifications, attributes and skills considered by our Corporate Governance and Nominating Committee and Board in determining that the nominee should serve as a Director appears below. For additional information about how we identify and evaluate nominees for Director, see “Qualifications of Directors”.
     ALLEN H. ALLEY co-founded Pixelworks and has served as Chairman of the Board of Directors since 1997. He also served as the President and Chief Executive Officer from the Company’s inception until December 2006. Mr. Alley has built an experience base that spans multiple disciplines from engineering to marketing, venture capital, entrepreneurship and most recently, public service. From January 2007 to March 2008, he served as the Deputy Chief of Staff to the Governor of Oregon for Energy, Transportation and Economic Development. In May 2008, Mr. Alley was elected as the Republican candidate for State Treasurer and he is currently running for Governor of Oregon in 2010. From 1992 to 1996, Mr. Alley served as the Engineering and Marketing Vice President for InFocus Corporation. From 1986 to 1992, Mr. Alley was a General Partner of Battery Ventures. Prior to 1986, Mr. Alley held positions with Computervision Corporation, a computer-aided design software developer, Boeing Company and Ford Motor Company. Mr. Alley serves as the Chairman of the Oregon Chapter of TechAmerica, as a member of two Not-for-Profit Boards for Purdue University and on the Board of Directors of Zapproved, an early stage Software as a Service startup company. Within the past five years, Mr. Alley served on the Board of Directors of Applied Films, Inc. (NASDAQ: AFCO). Mr. Alley’s knowledge of the Company’s history and development make him well suited to serve on our Board. During his ten years of service as the Company’s CEO, he gained a detailed knowledge of the Company’s technology and its industry. Additionally, Mr. Alley was instrumental in guiding InFocus Corporation, one of the creators of the projector industry, from a startup through its IPO, and during his tenure, built relationships with projector manufacturers worldwide. Mr. Alley can also draw upon his experience as a venture capitalist concentrating on multimedia display technologies and computer graphics software and hardware. His prior service on the board of directors of another public company (which included audit committee, compensation committee and nominating and corporate governance committee service) provides him with experience in corporate governance and compensation-related matters. Mr. Alley holds a B.S. in Mechanical Engineering from Purdue University.
     MARK A. CHRISTENSEN has served as a Director of Pixelworks since May 2005. From 1982 to 2005, Mr. Christensen was employed at Intel Corporation in a variety of engineering, management, director and vice president positions, with his last position being Corporate Vice President and Director of Communications Sectors for Intel Capital. In that position, Mr. Christensen was responsible for managing Intel Capital’s investments in Mobile Devices and Communications Infrastructure. In 2005, Mr. Christensen founded Global Capital Management, LLC, a consulting company for technology startup companies. Within the past five years, Mr. Christensen served on the Board of Directors of International Displayworks (NASDAQ: IDWK). Mr. Christensen’s experience at Intel, along with his current consulting work with technology startup companies, provides him with valuable knowledge of technology companies and of companies with a global presence. His engineering background makes him particularly well suited to understanding Pixelworks technology, and allows him to provide valuable perspective to the Board on new product initiatives. Mr. Christensen is a charter member of Oregon State University’s Academy of Distinguished Engineers and has been awarded their Council of Outstanding Early Career Engineers Award. Mr. Christensen holds a B.S. in Industrial Engineering from Oregon State University and an M.B.A. from the University of Oregon.
     JAMES R. FIEBIGER has served as a Director of Pixelworks since April 2006. Dr. Fiebiger is a veteran of the semiconductor industry and currently serves as a member of the Board of Directors of four other publicly traded companies, including: Mentor Graphics Corporation (NASDAQ: MENT), a leading provider of electronic design automation software solutions for IC and all types of electronic systems design and development, Actel Corporation (NASDAQ: ACTL), a fabless semiconductor company producing field programmable gate arrays; QLogic Corporation (NASDAQ: QLGC), a leading provider of storage and communications equipment; and Power Integrations Inc. (NASDAQ: POWI), a fabless semiconductor company supplying high-voltage analog integrated circuits used in power conversion. Dr. Fiebiger has been a consultant to the semiconductor industry since 2004. From 1999 to 2004, he was Chairman and Chief Executive Officer of Lovoltech, a start-up fabless semiconductor company specializing in low-voltage devices. Dr. Fiebiger served as Vice Chairman of GateField Corporation, a fabless semiconductor company, from 1999 until the company was sold to Actel Corporation in 2000. From 1996 to 1999, he held the position of President and Chief Executive Officer with GateField Corporation. From 1993 until 1996, he was Managing Director and Chairman of Thunderbird Technologies Inc., a semiconductor technology licensing company. From 1987 to 1993, he was President and Chief Operating Officer of VLSI Technology, Inc., now part of NXP Semiconductors. Dr. Fiebiger has also held executive positions such as Chief Executive Officer, Senior Corporate Vice President and Vice President with leading semiconductor manufacturers including United Technologies Corporation, Motorola, Inc. and Texas Instruments Incorporated. Dr. Fiebiger has been involved with semiconductor products companies since 1969 and has served on the Board of Directors of a number of public companies since 1994. Dr. Fiebiger’s considerable management experience in the industry includes leading growth initiatives, driving operational efficiencies, fund raising and executing strategic transactions. His experience as a Board member of both hardware and software solutions providers gives him early insight into developments in the semiconductor and electronic systems markets worldwide, and his comprehensive understanding of semiconductor technology provides him with a base of knowledge for assessing our product development efforts. In addition, he has been active in director continuing education programs and is familiar with establishing compensation and governance practices that comply with current laws and regulations. He received B.S., M.S. and Ph.D. degrees from the University of California at Berkeley.
     C. SCOTT GIBSON has served as a Director of Pixelworks since May 2002 and currently serves on public company boards as his full time professional job. From January 1983 through February 1992, Mr. Gibson co-founded and served as President of Sequent Computer Systems, Inc., a computer systems company. Prior to co-founding Sequent, Mr. Gibson served as General Manager, Memory Components Operation, at Intel Corporation. Since March 1992, Mr. Gibson has been an angel investor and a Director for high technology companies. Mr. Gibson is Chairman of the Board of Radisys Corporation (NASDAQ: RSYS), and serves on the Boards of Northwest Natural Gas Company (NYSE: NWN), TriQuint Semiconductor, Inc. (NASDAQ: TQNT) and as lead director at Verigy Ltd. (NASDAQ: VRGY). Within the past five years Mr. Gibson also served on the board of directors of Electroglas, Inc. (NASDAQ: EGLS). Mr. Gibson’s semiconductor expertise and experience in the high-technology industry provide him with a deep understanding of our business. Mr. Gibson’s significant experience as a director of other public companies provides him with a current working knowledge of business and economic trends that affect our industry. Mr. Gibson’s prior experience co-founding and leading Sequent Computer Systems, along with other senior management positions he has held, provide him with insight into a range of issues that face Pixelworks. Through his board experience, Mr. Gibson has worked extensively with compensation consultants, and has gained a thorough knowledge of executive compensation trends and practices. Mr. Gibson serves as Trustee of the Franklin W. Olin College of Engineering, and the Oregon Community Foundation. Mr. Gibson holds a B.S.E.E. and an M.B.A. from the University of Illinois.
     DANIEL J. HENEGHAN has served as a Director of Pixelworks since April 2006. Mr. Heneghan currently serves as an advisor to the semiconductor industry. From 1999 to 2005, he served as Vice President and Chief Financial Officer of Intersil Corporation, a world leader in the design and manufacture of high performance analog solutions. From 1980 to 1999, Mr. Heneghan worked in various management positions in finance, information technology, purchasing and operations for Harris Corporation, an international communications and information technology company serving government and commercial markets, including the position of Vice President and Controller of Harris Semiconductor Corporation, which he held from 1996 until leaving the company. Since February 2006, Mr. Heneghan has served on the board of directors of NTELOS Holdings Corp. (NASDAQ: NTLS). Mr. Heneghan has also served on the Board of Directors of Micrel, Inc. (NASDAQ: MCRL), since November 2008. Mr. Heneghan’s role as an advisor to the semiconductor industry brings the Company access to relationships with key industry participants and a current working knowledge of practices and developments in the industry. Additionally, Mr. Heneghan has experience directly managing companies that are complementary to, and face similar issues to those faced by, Pixelworks. His leadership experience extends to financial and information technology oversight of large companies, which makes him particularly well suited to work with the Company on risk management and oversight. Mr. Heneghan’s service on the audit committee of two other publicly traded companies provides him with significant experience with financial and accounting developments. He is a graduate of Quincy University with a Bachelor of Science degree in accounting, as well as a CPA. Mr. Heneghan also earned an MBA from Western Illinois University.
     RICHARD L. SANQUINI has served as a Director of Pixelworks since February 2010. Mr. Sanquini currently serves as a consultant to the semiconductor industry, and has served on the Board of Directors of Synaptics Incorporated (NASDAQ: SYNA), a publicly-held developer and supplier of custom-designed human interface solutions, since 1994 and currently serves as the Lead Director of that Board. Additionally he serves as Chairman of SiPort Corporation and on the Board of Directors of two other private companies, LitePoint Corp. and R2 Semiconductor Inc. Mr. Sanquini also served as the former Chairman of the Board of PortalPlayer, Inc., a publicly-held, fabless chip manufacturer from November 2002 until it was acquired by NVIDIA Corporation in 2007, and served on the Board of Directors of ZiLOG, Inc. (NASDAQ: ZILG), a publicly-held fabless semiconductor supplier of microprocessors and microcontrollers until it was acquired by IXYS Corporation in February 2010. Mr. Sanquini served on the Board of Directors of Silicon Image, Inc. (NASDAQ: SIMG), a publicly-held provider of semiconductor and intellectual property solutions, during 2005. Previously and until his retirement, Mr. Sanquini worked for National Semiconductor Corporation for 20 years, where he managed key business units, including microprocessors and microcontrollers, served as Chief Technology Officer, managed business development and intellectual property protection, and was Chairman of the Board for two China joint ventures. Prior to this, he served in various executive positions at RCA. Mr. Sanquini’s experience in senior management positions and his experience with intellectual property protection and China operations, provide him with specific knowledge that is valuable to the Board’s understanding of our business. His current service on complementary public company boards allows him to draw on experiences and knowledge from across the industry, and enables him to identify best practices and developments. Mr. Sanquini has served as a chairman and member of the audit and compensation committees, and as a member of the nominations and corporate governance committees, of other public company boards, which supports his knowledge of corporate governance trends and regulatory requirements. Mr. Sanquini holds a Bachelor of Science degree in Electrical Engineering from the Milwaukee School of Engineering, Wisconsin, and has completed the Accounting Essentials Program for Corporate Directors at Columbia University.
     BRUCE A. WALICEK has served as a Director of Pixelworks since May 2005 and has served as Chief Executive Officer and President of Pixelworks since January 2008. From 2003 through Mr. Walicek’s election to the Company’s Board of Directors in May 2005, Mr. Walicek served as a consultant to Pixelworks. In 2007, Mr. Walicek was an Executive in Residence at Sevin Rosen Funds. From 2003 through 2006, Mr. Walicek was employed by Worldview Technology Partners, a leading venture capital firm focused on building leading U.S. technology companies. From 1996 to 2003, Mr. Walicek was employed by Deutsche Bank Alex Brown. As part of their Global Investment Banking Group, he led their Semiconductor Investment Banking effort and was involved in raising over $3 billion for companies ranging from venture backed startups to large multinational firms. From 1996 to 1999, he was a Senior Equity Research Analyst covering the Semiconductor and EDA industries. Before entering the financial services industry in 1996, Mr. Walicek held a number of executive positions over a 16 year career in the semiconductor industry at firms such as Texas Instruments Incorporated, VLSI Technology, Inc. and Cirrus Logic, Inc. Mr. Walicek’s leadership and in-depth knowledge of the operations of the Company are crucial to informed decision making at the Board level. Over the past two years, Mr. Walicek has managed the Company through the global economic crisis, and helped to strengthen the Company’s financial condition. In addition, his prior experience as a venture capitalist, investment banker and executive at complementary semiconductor companies provides him with critical analysis and decision making skills, deep relationships within our industry and knowledge of best-practices across the key functions of an organization. Mr. Walicek holds a B.S. in Mathematics from Texas State University and an M.B.A. from Santa Clara University.

Vote Required for Approval
     Unless otherwise instructed, proxy holders will vote the proxies they receive for each of the nominees named above. If any of the nominees for Director at the Annual Meeting becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes.
     If a quorum is present, the Company’s Second and Amended Restated Bylaws provide that Directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstentions, broker non-votes and other proxies received but not marked are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF ITS NOMINEES FOR DIRECTOR.

PROPOSAL NO. 2: APPROVAL OF AMENDMENTS TO THE 2006 STOCK
INCENTIVE PLAN
Overview
     The Board is proposing the amendments to the 2006 Plan in order to provide additional long-term incentives to all of Pixelworks’ employees, executive officers and directors, as well as to maintain competitive compensation packages. The Board believes the number of shares of our common stock currently available under the 2006 Plan does not give us sufficient authority and flexibility to adequately provide for future incentives. This proposal increases the number of shares authorized for issuance under the 2006 Plan to provide shares for future grants to be issued to both new and existing employees, executive officers and directors. Accordingly, the Board has adopted a resolution proposing an amendment to the 2006 Plan that would increase the aggregate number of shares of our common stock that may be issued under the 2006 Plan by 1,000,000 to a total of 4,483,333 shares and has directed that it be submitted for approval at the Annual Meeting. The proposed amendment would also extend the term of the 2006 Plan to May 18, 2020 with respect to the increased share pool.
     The Board also adopted, and shareholders are being asked to approve, amendments to the 2006 Plan that would (1) increase the limit on the number of shares that may be delivered pursuant to “incentive stock options” granted under the 2006 Plan by 1,000,000 to a total of 4,483,333 shares, (2) increase the limit on the number of shares that may be subject to options or stock appreciation rights granted to an employee in any fiscal year from 100,000 shares to 250,000 shares, and (3) increase the limit on the number of additional shares that may be subject to options or stock appreciation rights granted to an employee in connection with his or her initial employment from 100,000 shares to 250,000 shares. For purposes of clarity, any shares that are delivered pursuant to incentive stock options also count against (and are not in addition to) the aggregate 2006 Plan share limit described above.
     As of March 19, 2010, options to purchase 3,261,843 shares of our common stock have been granted pursuant to the 2006 Plan, 750,832 shares have been cancelled and returned to the unissued share pool, and 822,322 shares remain available for grant. For a description of the 2006 Plan, see “2006 Stock Incentive Plan Summary” below.
     If shareholders do not approve this proposal, the current share limits under, and other terms and conditions of, the 2006 Plan will continue in effect.
Summary Description of the 2006 Stock Incentive Plan
     In 2006, the Board adopted, and our shareholders approved, the Pixelworks, Inc. 2006 Stock Incentive Plan (the “2006 Plan”), under which 1,333,333 shares of our common stock were initially reserved for issuance. On May 20, 2008, our shareholders approved an increase to the total number of authorized shares to 2,333,333, and on May 19, 2009, our shareholders approved an increase to the total number of authorized shares to 3,483,333.
     The principal terms of the 2006 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2006 Plan, which has been filed as Appendix A to this Proxy Statement that was filed electronically with the SEC and can be reviewed on the SEC’s website at www.sec.gov. You may also obtain, free of charge, a copy of the 2006 Plan by writing to our Secretary, care of Pixelworks, Inc. at 16760 SW Upper Boones Ferry Road, Suite 101, Portland, Oregon 97224.

     Eligibility
     All of our employees, directors and consultants are eligible to participate in the 2006 Plan. As of March 19, 2010, we have approximately 219 full-time employees and six non-employee directors.
     Administration
     The 2006 Plan is required to be administered by the Board or a committee appointed by the Board. The 2006 Plan is currently administered by the Compensation Committee of the Board, which is composed of members that are “disinterested persons” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (“Rule 16b-3”). All questions of interpretation or application of the 2006 Plan are determined in the sole discretion of the Board or the Compensation Committee, whose decisions are final, conclusive and binding upon all participants. Members of the Board are permitted to participate in the 2006 Plan.
     Subject to the provisions of the 2006 Plan, the Compensation Committee has the authority to construe and interpret the 2006 Plan, to prescribe, adopt, amend and rescind rules and regulations relating to the administration of the 2006 Plan and to make all other determinations necessary or advisable for its administration. Subject to the limitations of the 2006 Plan, the Compensation Committee also selects from among the eligible persons those individuals who will receive awards under the 2006 Plan, the type(s) of award(s) any such individual will receive and the terms of any such awards.
     No Repricing
     In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by shareholders) will any adjustment be made to a stock option or stock appreciation right award under the 2006 Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per share exercise or base price of the award.
     Shares Subject to the 2006 Plan
     The maximum cumulative aggregate number of shares of our common stock to be issued under the 2006 Plan and currently approved by shareholders is 3,483,333, subject to adjustment as described below. At the Annual Meeting, the shareholders are being asked to approve an amendment of the 2006 Plan to increase the number of shares of common stock reserved for issuance thereunder by 1,000,000 shares and also to approve a corresponding increase in the number of shares that may be delivered pursuant to “incentive stock options” granted under the 2006 Plan.
     Shares issued in respect of any “full-value award” granted under the 2006 Plan will be counted against the share limit described above as 1.33 shares for every one share issued in connection with the award. For example, if the Company granted a stock bonus award covering 100 shares of its common stock under the 2006 Plan, 133 shares would be charged against the share limit with respect to that award. For this purpose, a “full-value award” generally means any award granted under the 2006 Plan other than a stock option or stock appreciation right.
     Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the

2006 Plan will again be available for subsequent awards under the 2006 Plan. The following types of shares will not be available for future award grant purposes under the 2006 Plan: (1) shares subject to a stock option or stock appreciation right that are not issued or delivered as a result of the net settlement of the award; (2) shares used to pay the exercise price or withholding taxes related to an outstanding award; or (3) shares repurchased on the open market using the proceeds of the exercise of a stock option.
     Currently, no employee may receive options or SARs under the 2006 Plan that cover more than 100,000 shares cumulatively in any fiscal year, except that options or SARs covering up to an additional 100,000 shares may be granted in connection with a person’s initial employment with the Company. If shareholders approve the 2006 Plan proposal, each of these limits would be increased to 250,000 shares.
     Types of Awards
     Under the 2006 Plan we can grant stock options and stock-settled SARs. However, only employees may receive Incentive Stock Options. The 2006 Plan also allows us to grant to our employees and consultants awards of restricted stock, stock bonuses and other forms of awards granted or denominated in the Company’s common stock or units of the Company’s common stock.
Stock Options: The Compensation Committee may grant stock options to participants subject to the terms and conditions established by the Compensation Committee. A stock option represents a right to purchase a specified number of shares of our common stock during a specified period. A stock option may be in the form of an Incentive Stock Option or a stock option that does not qualify for incentive treatment under the Code (a “Nonqualified Stock Option”). The option award agreement will specify the vesting, exercisability and other terms of the award. The maximum term of an option granted under the 2006 Plan is six years.
SARs: The Compensation Committee may grant SARs to participants subject to the terms and conditions established by the Compensation Committee. The term of a SAR may not exceed six years. When exercised, a SAR entitles the participant to a payment based on the excess of the fair market value of a share of common stock on the exercise date over the fair market value of a share of common stock on the grant date. Payment shall be made solely in shares of our common stock. The SAR award agreement will specify the vesting, exercisability and other terms of the award.
     Exercise or Purchase Price
     The exercise price of each Incentive Stock Option, Non-qualified Stock Option and SAR granted under the 2006 Plan will be determined by the Compensation Committee, but will be not less than 100% of the “Fair Market Value” (as defined in the 2006 Plan) of our common stock on the date of grant (or 110% of Fair Market Value in the case of an Incentive Stock Option granted to an employee who at the time owns more than 10% of the total combined voting power of all classes of the capital stock of the Company). Whether an option granted under the 2006 Plan is intended to be an Incentive Stock Option or a Nonqualified Stock Option will be determined by the Compensation Committee at the time the Compensation Committee acts to grant the option and will be set forth in the related stock option agreement. “Fair Market Value” for purposes of the 2006 Plan means the closing price of a share of common stock on a national exchange on which shares of common stock are then trading, if any, on the last market trading day on or before the grant date. If there is no listing or trading of common stock either on a national exchange or over-the-counter, the price will be determined by the Compensation Committee in its discretion. On March 19, 2010, the Fair Market Value was $4.77 per share based on the closing price of the common stock as reported on the NASDAQ Global Market.
     In the discretion of the Compensation Committee, the exercise price of any option or SAR granted under the 2006 Plan and the sale price of any shares sold under the 2006 Plan will be payable in full in cash, by check or by the optionee’s promissory note (subject to any limitations of applicable law) delivered at the time of exercise. In the discretion of the Compensation Committee and upon receipt of all regulatory approvals, an optionee may be permitted to deliver as payment in whole or in part of the exercise price certificates for our common stock or other property deemed appropriate by the Compensation Committee. So-called cashless exercises as permitted under applicable rules and regulations of the Securities and Exchange Commission and the Federal Reserve Board also will be permitted in the discretion of the Compensation Committee.
     Irrespective of the manner of payment of the exercise price of an option or the purchase price for shares, the delivery of shares pursuant to the exercise or purchase will be conditioned upon payment by the optionee or purchaser of amounts sufficient to enable us to pay all applicable federal, state and local withholding taxes.
     Transferability of Awards
     An award granted under the 2006 Plan will be nontransferable by the recipient other than by will or the laws of descent and distribution and will be exercisable during the recipient’s lifetime only by the recipient or by his or her guardian or legal representative. More particularly, an award may not be assigned, transferred (except as provided in the preceding sentence), pledged or hypothecated (whether by operation of law or otherwise), and will not be subject to execution, attachment or similar process.
     Conditions to Issuance of Stock Certificates; Legends
     In order to enforce any restrictions imposed upon common stock issued upon exercise of any option or SAR granted under or any shares sold or issued pursuant to the 2006 Plan, the Compensation Committee may cause a legend or legends to be placed on any share certificates representing such common stock.
     Adjustments upon Changes in Capitalization, Merger and Consolidation
     If our outstanding shares of common stock are changed into or exchanged for cash or a different number or kind of shares or securities of Pixelworks or of another corporation through reorganization, recapitalization, reclassification, stock split-up, reverse stock split, stock dividend, stock consolidation, stock combination, stock reclassification or similar transaction, an appropriate adjustment will be made by the Compensation Committee in the number and kind of shares as to which awards may be granted, as well as in the price per share of the common stock covered by each outstanding award. In the event we sell all or substantially all of our assets or merge with or into another company, the Compensation Committee may (a) arrange to have the surviving or successor entity grant replacement options with appropriate adjustments in the number and kind of securities and option prices, or (b) upon 30 days’ written notice, shorten the period during which options are exercisable (provided they remain exercisable for at least 30 days after the notice is given). No fractional shares of common stock will be issued on account of any of the foregoing adjustments.
     If we are dissolved or liquidated, each outstanding award will terminate immediately prior to the consummation of the dissolution or liquidation unless the Compensation Committee, in its sole discretion, declares that all awards will terminate as of a fixed date and accelerates the vesting schedule of all outstanding awards.
     Amendment and Termination
     The Board may at any time suspend, amend or terminate the 2006 Plan and may, with the consent of an award holder, make such modifications to the terms and conditions of such recipient’s award as it deems advisable; provided, however, that the Company must obtain shareholder approval of any amendment to the extent necessary to comply with Rule 16b-3 or with Section 422 of the Internal Revenue Code or with rules promulgated by NASDAQ. The amendment, suspension or termination of the 2006 Plan will not, however, without the consent of the participant to be affected, alter or impair any rights or obligations under any award.
     Privileges of Stock Ownership
     A participant in the 2006 Plan will not be entitled to the privilege of stock ownership as to any shares of common stock unless and until they are actually issued to the participant.
     Termination
     Unless earlier terminated by the Board or the Compensation Committee, the 2006 Plan will terminate automatically as of the close of business on the day preceding the tenth anniversary date of its adoption by the Board. The termination of the 2006 Plan will not affect the validity of any award agreement outstanding at the date of such termination. However, if the shareholders approve an increase in the number of shares available for issuance under the 2006 Plan, the increased number of shares may be issued for up to ten (10) years from the date of approval of such increase.
Certain United States Federal Income Tax Consequences to Recipients of Awards
     The following is only a summary of certain United States federal income tax consequences to recipients of awards under the 2006 Plan and is for general information purposes only. This summary is based on the United States federal income tax laws now in effect, and as currently interpreted, and does not take into account possible changes in such laws or interpretations. Furthermore, this summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy the rules promulgated thereunder, nor does it describe state, local or foreign tax consequences. This summary does not consider the United States federal income tax consequences to recipients in light of their individual circumstances or to recipients subject to special treatment under the federal income tax laws. THIS SUMMARY IS NOT INTENDED AS TAX ADVICE TO ANY PERSON AND RECIPIENTS OF AWARDS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ANY FEDERAL, STATE, LOCAL AND FOREIGN TAX EFFECTS ON THEIR INDIVIDUAL CIRCUMSTANCES.
     To ensure compliance with Treasury Department Circular 230, you are hereby notified that (a) any discussion of U.S. federal income tax issues in this Proxy Statement is not intended or written to be relied upon, and cannot be relied upon, by you for the purpose of avoiding penalties that may be imposed on you under the Internal Revenue Code; (b) such discussion is included herein by Pixelworks in connection with the promotion or marketing (within the meaning of Circular 230) by Pixelworks of the transactions or matters addressed herein; and (c) you should seek advice based on your particular circumstances from an independent tax advisor.
     Under the Internal Revenue Code, neither the grant nor the exercise of Incentive Stock Options is a taxable event to the optionee (except to the extent an optionee may be subject to alternative minimum tax); rather, the optionee is subject to tax only upon the sale of the common stock acquired upon exercise of the Incentive Stock Option. Upon such a sale, the entire difference between the amount realized upon the sale and the exercise price of the option will be taxable to the optionee. Subject to certain holding period requirements, such difference will be taxed as a capital gain rather than as ordinary income.
     Recipients who receive Nonqualified Stock Options or SARs will be subject to taxation upon exercise of such options or SARs on the spread between the Fair Market Value of the common stock on the date of exercise and the exercise price of such options or SARs. This spread is treated as ordinary income to the recipient, and the Company is permitted to deduct as a compensation expense a corresponding amount. Nonqualified Stock Options and SARs do not give rise to a tax preference item subject to the alternative minimum tax.
     The current federal income tax consequences of other awards authorized under the 2006 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the Fair Market Value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); stock bonuses, stock units and other stock-based awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.
     If an award is accelerated under the 2006 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) of the U.S. Internal Revenue Code may not be permitted to be deducted by the Company in certain circumstances.
     THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2006 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A SERVICE PROVIDER’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE SERVICE PROVIDER MAY RESIDE.
Specific Plan Benefits
     The Company has not approved any awards under the 2006 Plan that are conditioned upon shareholder approval of the proposed amendments. If the additional shares that will be available under the 2006 Plan if shareholders approve the proposed amendments had been available for award purposes in fiscal 2009, the Company expects that its award grants for fiscal 2009 would not have been substantially different from those actually made under the 2006 Plan.
     The grant of additional stock-based awards under the 2006 Plan in the future and the nature of any such awards are subject to the discretion of the Compensation Committee (or, in the case of awards to non-employee directors, the Board). Accordingly, the number, amount and type of awards to be received by or allocated to eligible employees and directors under the 2006 Plan as a result of the proposed amendments in the future cannot be determined.
Other
     Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and certain other executive officers in any taxable year of the Company. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. One requirement is shareholder approval of (i) the performance criteria upon which performance-based awards may be based, (ii) the annual per-participant limits on grants and (iii) the class of employees eligible to receive awards. In the case of performance-based awards, other requirements generally are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee of at least two outside directors and that no discretion be retained to increase the amount payable under the awards. In the case of stock options and SARs, other requirements are that the option or SAR be granted by a committee of at least two outside directors and the exercise price of the stock option or SAR not be less than the fair market value.
     Shareholder approval of the 2006 Plan also constitutes approval of the performance criteria upon which performance-based awards that are intended to be deductible by the Company under Section 162(m) of the Code may be made.
     The 2006 Plan is not a tax-qualified deferred compensation plan under 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.
Aggregate Past Grants Under the 2006 Plan
     As of March 19, 2010, awards covering 3,411,843 shares of our common stock had been granted under the 2006 Plan. This number of shares includes shares subject to awards that expired or terminated without having been exercised and which became available for new award grants under the 2006 Plan. The following table shows information regarding the distribution of those awards among the persons and groups identified below.

	Number of	Number of Shares
	Shares Subject	Subject to Past
	to Past	Restricted Stock
Name and Position	Option Grants	Grants
Named Executive Officers:
Bruce A. Walicek President and Chief Executive Officer	406,665	100,000
Steven L. Moore Vice President, Chief Financial Officer, Treasurer and Secretary	251,665	—
Tzoyao (T) Chan Senior Vice President, Engineering	180,000	—
John Y. Lau Vice President, China Liaison and Foundry Management	186,666	—
Hongmin (Bob) Zhang Senior Vice President, Technology and Chief Technology Officer	249,582	—
Current Executive Officer Group (including all of the Named Executive Officers and all other executive officers)	1,710,399	100,000
Non-Employee Director Group:
Allen H. Alley	12,666	—
Mark A. Christensen	15,999	—
James R. Fiebiger	15,999	—
C. Scott Gibson	15,999	—
Daniel J. Heneghan	15,999	—
Richard L. Sanquini	10,000	—
Total for Non-Executive Director Group	86,662	—
Each other person who has received 5% or more of the options, warrants or rights under the 2006 Plan	—	—
All employees, including all current officers who are not executive officers, as a group	1,464,782	50,000
Total	3,261,843	150,000

     Mr. Walicek and each of the non-executive directors identified above is a nominee for re-election as a director at the Annual Meeting.
Equity Compensation Plans
     For more information on our equity compensation plans, please see the section titled “Information About Our Equity Compensation Plans” below.
Vote Required for Approval
     The Board believes that approval of the amendments to the Pixelworks, Inc. 2006 Stock Incentive Plan will promote the Company’s interests and the interests of its shareholders and continue to enable the Company to attract, retain and reward persons important to its success.
     All members of the Board and all of the Company’s executive officers are eligible for awards under the 2006 Plan and thus have a personal interest in the approval of the amendments to the 2006 Plan.
     The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting will be required to approve this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENTS TO THE PIXELWORKS, INC. 2006 STOCK INCENTIVE PLAN AS DESCRIBED ABOVE AND SET FORTH IN APPENDIX A HERETO.

PROPOSAL NO. 3: APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN
Overview
     At the Annual Meeting, shareholders are being asked to approve the Pixelworks, Inc. Employee Stock Purchase Plan (the “ESPP”), which was adopted, subject to shareholder approval, by the Board on March 26, 2010.
     Under the ESPP, shares of the Company’s common stock will be available for purchase by eligible employees who elect to participate in the ESPP. Eligible employees will be entitled to purchase, by means of payroll deductions, limited amounts of the Company’s common stock during periodic Offering Periods. The ESPP will not be effective without shareholder approval.
     The Board believes that the ESPP will help the Company retain and motivate eligible employees and help further align the interests of eligible employees with those of the Company’s shareholders. The new ESPP will replace our 2000 Employee Stock Purchase Plan, which terminated in February 2010.
Summary Description of the ESPP
     The principal terms of the ESPP are summarized below. The following summary is qualified in its entirety by the full text of the ESPP, which is attached as Appendix B to this Proxy Statement.
     Purpose
     The purpose of the ESPP is to provide eligible employees with an opportunity to purchase shares of the Company’s common stock at a favorable price and upon favorable terms in consideration of the participating employees’ continued services. The ESPP is intended to provide an additional incentive to participating eligible employees to remain in the Company’s employ and to advance the best interests of the Company and its shareholders.
     Operation of the ESPP
     The ESPP will generally operate in overlapping 18-month periods referred to as “Offering Periods.” Each Offering Period will generally consist of three consecutive six-month periods referred to as “Purchase Periods.” The last day of each Purchase Period is referred to as a “Purchase Date.” The determination of the duration of future Offering Periods and Purchase Periods may be changed from time to time. However, an Offering Period may not be shorter than three months and may not be longer than 27 months. Although the ESPP gives us flexibility to change the structure of future Offering Periods and Purchase Periods, at present we expect that the initial Offering Period will commence on August 1, 2010, and that each Offering Period will consist of three consecutive six-month Purchase Periods commencing on each August 1 and February 1. The Company may change, if it so desires, the Offering Periods and Purchase Periods in the future.
     On the first day of each Offering Period (referred to as the “Grant Date”), each eligible employee who has timely filed a valid election to participate in the ESPP for that Offering Period will be granted an option to purchase shares of the Company’s common stock. A participant must designate in his or her election the percentage of his or her compensation to be withheld from his or her pay during that Offering Period for the purchase of stock under the ESPP. The participant’s contributions under the ESPP will be credited to a bookkeeping account in his or her name. Subject to certain limits, a participant generally may elect to terminate (but may not otherwise increase or decrease) his or her contributions to the ESPP during a Purchase Period. A participant generally may elect to increase, decrease or terminate his or her contributions to the ESPP effective with the first Purchase Period that commences after the election is received. Amounts contributed to the ESPP constitute general corporate assets of the Company and may be used for any corporate purpose.
     Each option granted under the ESPP will automatically be exercised on the last day of each Purchase Period that occurs during the Offering Period with respect to which it was granted (referred to as the “Purchase Date”). The number of shares acquired by a participant upon exercise of his or her option will be determined by dividing the participant’s ESPP account balance as of the applicable Purchase Date by the “Option Price” for that Purchase Period. The determination of the Option Price for a Purchase Period may be changed from time to time, except that in no event may the Option Price for a Purchase Period be lower than the lesser of (i) 85% of the fair market value of a share of the Company’s common stock on the applicable Grant Date, or (ii) 85% of the fair market value of a share of the Company’s common stock on the applicable Purchase Date. Although the ESPP gives us flexibility to change the method for setting the Option Price, we initially expect to set the Option Price under the ESPP using the formula described above. We may change, if we desire, the method for establishing the Option Price in the future provided that any change we make is permitted by the ESPP and will not take effect until the next Purchase Period after the change. A participant’s ESPP account will be reduced upon exercise of his or her option by the amount used to pay the Option Price of the shares acquired by the participant. No interest will be paid to any participant or credited to any account under the ESPP.
     Eligibility
     Only certain employees will be eligible to participate in the ESPP. To be eligible to participate in an Offering Period, on the Grant Date of that period an individual must:
•	be employed by the Company or one of its subsidiaries that has been designated as a participating subsidiary; and

•	be customarily employed for more than twenty hours per week.
     As of March 19, 2010, approximately 93 employees of the Company and its subsidiaries, including all of our named executive officers, excluding Mr. Walicek, our CEO, were eligible to participate in the ESPP. Mr. Walicek is currently ineligible to participate due to IRS regulations which prevent the issuance of options under an ESPP plan to an individual who would, immediately after the option is granted, own stock, including options to purchase stock, which would represent 5 percent or more of the total combined voting power or value of all classes of stock.
     Limits on Authorized Shares; Limits on Contributions
     If shareholders approve the ESPP, a maximum of 1,300,000 shares of our common stock may be purchased under the ESPP.

     Participation in the ESPP is also subject to the following limits:
•	A participant cannot contribute less than 1% or more than 10% of his or her compensation to the purchase of stock under the ESPP in any one payroll period.

•	A participant cannot purchase more than 3,000 shares of the Company’s common stock under the ESPP with respect to any one Purchase Period.

•	A participant cannot purchase more than $25,000 of stock (valued at the start of the applicable Offering Period and without giving effect to any discount reflected in the purchase price for the stock) under the ESPP in any one calendar year.

•	A participant will not be granted an option under the ESPP if it would cause the participant to own stock and/or hold outstanding options to purchase stock representing 5% or more of the total combined voting power or value of all classes of stock of the Company or one of its subsidiaries or to the extent it would exceed certain other limits under the U.S. Internal Revenue Code (the “Code”).
     We have the flexibility to change the 1% and 10% contribution limits and the individual share limit referred to above from time to time without shareholder approval. However, we cannot increase the aggregate-share limit under the ESPP, other than to reflect stock splits and similar adjustments as described below, without shareholder approval. The $25,000 and the 5% ownership limitations referred to above are required under the Code.
     Anti-dilution Adjustments
     As is customary in stock incentive plans of this nature, the number and kind of shares available under the ESPP, as well as ESPP purchase prices and share limits, are subject to adjustment in the case of certain corporate events. These events include reorganizations, mergers, combinations, consolidations, recapitalizations, reclassifications, stock splits, stock dividends, asset sales or other similar unusual or extraordinary corporate events, or extraordinary dividends or distributions of property to our shareholders.
     Termination of Participation
     A participant’s election to participate in the ESPP will generally continue in effect for all Offering Periods until the participant files a new election that takes effect or the participant ceases to participate in the ESPP. A participant’s participation in the ESPP generally will terminate if, prior to the applicable Purchase Date, the participant ceases to be employed by the Company or one of its participating subsidiaries or the participant is no longer scheduled to work more than 20 hours per week.
     If a participant’s ESPP participation terminates during an Offering Period for any of the reasons discussed in the preceding paragraph, he or she will no longer be permitted to make contributions to the ESPP for that Offering Period and, subject to limited exceptions, his or her option for that Offering Period will automatically terminate and his or her ESPP account balance will be paid to him or her in cash without interest. However, a participant’s termination from participation will not have any effect upon his or her ability to participate in any succeeding Offering Period, provided that the applicable eligibility and participation requirements are again then met.

     Transfer Restrictions
     A participant’s rights with respect to options or the purchase of shares under the ESPP, as well as contributions credited to his or her ESPP account, may not be assigned, transferred, pledged or otherwise disposed of in any way except by will or the laws of descent and distribution.
     Administration
     The ESPP is administered by the Board or by a committee appointed by the Board. The Board has appointed the Compensation Committee of the Board as the current administrator of the ESPP. The administrator has full power and discretion to adopt, amend or rescind any rules and regulations for carrying out the ESPP and to construe and interpret the ESPP. Decisions of the ESPP administrator with respect to the ESPP are final and binding on all persons.
     No Limit on Other Plans
     The ESPP does not limit the ability of the Board or any committee of the Board to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.
     Amendments
     The Board generally may amend or terminate the ESPP at any time and in any manner, provided that the then-existing rights of participants are not materially and adversely affected thereby. Shareholder approval for an amendment to the ESPP will only be required to the extent necessary to meet the requirement of Section 423 of the Code or to the extent otherwise required by law or applicable stock exchange rules. The ESPP administrator also may, from time to time, without shareholder approval and without limiting the Board’s amendment authority, designate those subsidiaries of the Company whose employees may participate in the ESPP and, subject only to certain limitations under the Code, change the ESPP’s eligibility rules.
     Termination
     No new Offering Periods will commence under the ESPP on or after May 19, 2020, unless the Board terminates the ESPP earlier. The ESPP will also terminate earlier if all of the shares authorized under the ESPP have been purchased.
Federal Income Tax Consequences of the ESPP
     Following is a general summary of the current federal income tax principles applicable to the ESPP. The following summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local or international tax consequences.
     The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the U.S. Internal Revenue Code. Participant contributions to the ESPP are made on an after-tax basis. That is, a participant’s ESPP contributions are deducted from compensation that is taxable to the participant and for which the Company is generally entitled to a tax deduction.

     Generally, no taxable income is recognized by a participant with respect to either the grant or exercise of his or her ESPP option. The Company will have no tax deduction with respect to either of those events. A participant will generally recognize income (or loss) only upon a sale or disposition of any shares that the participant acquires under the ESPP. The particular tax consequences of a sale of shares acquired under the ESPP depend on whether the participant has held the shares for a “Required Holding Period” before selling or disposing of the shares. The Required Holding Period starts on the date that the participant acquires the shares under the ESPP and ends on the later of (1) two years after the Grant Date of the Offering Period in which the participant acquired the shares, or (2) one year after the Purchase Date on which the participant acquired the shares.
     If the participant holds the shares for the Required Holding Period and then sells the shares at a price in excess of the purchase price paid for the shares, the gain on the sale of the shares will be taxed as ordinary income to the participant to the extent of the lesser of (1) the amount by which the fair market value of the shares on the Grant Date of the Offering Period in which the participant acquired the shares exceeded the purchase price of the shares (calculated as though the shares had been purchased on the Grant Date), or (2) the gain on the sale of the shares. Any portion of the participant’s gain on the sale of the shares not taxed as ordinary income will be taxed as long-term capital gain. If the participant holds the shares for the Required Holding Period and then sells the shares at a price less than the purchase price paid for the shares, the loss on the sale will be treated as a long-term capital loss to the participant. The Company will not be entitled to a tax deduction with respect to any shares held by the participant for the Required Holding Period, regardless of whether the shares are eventually sold at a gain or a loss.
     The participant has a “Disqualifying Disposition” if the participant disposes of the shares before the participant has held the shares for the Required Holding Period. If the participant sells the shares in a Disqualifying Disposition, the participant will realize ordinary income in an amount equal to the difference between the purchase price paid for the shares and the fair market value of the shares on the Purchase Date on which the participant acquired the shares, and the Company generally will be entitled to a corresponding tax deduction. In addition, if the participant makes a Disqualifying Disposition of the shares at a price in excess of the fair market value of the shares on the Purchase Date, the participant will realize capital gain in an amount equal to the difference between the selling price of the shares and the fair market value of the shares on the Purchase Date. Alternatively, if the participant makes a Disqualifying Disposition of the shares at a price less than the fair market value of the shares on the Purchase Date, the participant will realize a capital loss in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the selling price of the shares. The Company will not be entitled to a tax deduction with respect to any capital gain realized by a participant.
     Securities Underlying Awards
     The closing price of a share of the Company’s common stock as of March 19, 2010 was $4.77 per share.
Specific Benefits
     The benefits that will be received by or allocated to eligible employees under the ESPP cannot be determined at this time because the amount of contributions set aside to purchase shares of the Company’s common stock under the ESPP (subject to the limitations discussed above) is entirely within the discretion of each participant.

Equity Compensation Plans
     For more information on our equity compensation plans, please see the section titled “Information About Our Equity Compensation Plans” below.
Vote Required for Approval of the Employee Stock Purchase Plan
     The Board believes that approval of the adoption of the ESPP will promote the Company’s interests and the interests of its shareholders and continue to enable the Company to attract, retain and reward persons important to its success.
     Members of the Board who are not employees are not eligible to participate in the ESPP. All of the Company’s executive officers, excluding Mr. Walicek, are eligible to participate in the ESPP and thus have a personal interest in the approval of the ESPP.
     The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting will be required to approve this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
THE APPROVAL OF THE PIXELWORKS, INC. EMPLOYEE STOCK PURCHASE
PLAN AS DESCRIBED ABOVE AND SET FORTH IN APPENDIX B HERETO.

PROPOSAL NO. 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee of the Board (the “Audit Committee”) has appointed KPMG LLP, independent registered public accounting firm, as the auditors of the Company for the year ended December 31, 2010. The submission of this matter for approval by shareholders is not legally required; however, as a matter of good corporate practice, our shareholders are being asked to approve this appointment. Before selecting KPMG LLP, the Audit Committee considered the firm’s qualifications as independent registered public accountants and concluded that based on its prior performance and its reputation for integrity and competence, it is qualified.
     In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interest of the Company and its shareholders.
     Representatives of KPMG LLP will be at the Annual Meeting and will be available to respond to appropriate questions. They do not plan to make a statement but will have the opportunity to make one if they wish.
Vote Required for Approval
     The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting will be required to ratify this appointment.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
RATIFICATION OF THE APPOINTMENT OF KPMG LLP TO SERVE AS THE
COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR
THE FISCAL YEAR ENDING DECEMBER 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information regarding the beneficial ownership as of March 19, 2010 of our common stock by:
(i)	Each person known by the Company to be the beneficial owner of more than five percent of the Company’s common stock;

(ii)	Each Director and each Director nominee of the Company;

(iii)	Each Named Executive Officer (as defined below) of the Company; and

(iv)	All executive officers and Directors as a group.

	Number of	Percentage
	Shares	of Common
	Beneficially	Stock
Name and Address of Beneficial Owner(1)	Owned(2)	Outstanding

Renaissance Technologies LLC (3) 800 Third Avenue New York, NY 10022	972,997	7.2%

Allen H. Alley (4)	724,225	5.3%

Mark A. Christensen	91,724	*

James R. Fiebiger	57,629	*

C. Scott Gibson	23,795	*

Daniel J. Heneghan	27,362	*

Richard L. Sanquini	20,000	*

Bruce A. Walicek	420,067	3.1%

Steven L. Moore	144,523	1.0%

Tzoyoa (T) Chan	200,164	1.5%

John Y. Lau	181,839	1.3%

Hongmin (Bob) Zhang	262,116	1.9%

Directors and Executive Officers as a Group (14 persons)	2,364,473	16.4%

*	Less than 1%.

(1)	This table is based upon information supplied to us by directors, executive officers and principal shareholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole investment and voting power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed above is c/o Pixelworks, Inc., 16760 SW Upper Boones Ferry Road, Ste 101, Portland, Oregon 97224.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting power and investment power with respect to shares. Shares that a person or group has the right to acquire on March 19, 2010 or within 60 days thereafter are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding in calculating the percentage ownership of any other person or group. Applicable percentages are based on 13,450,272 shares of common stock outstanding on March 19, 2010, adjusted as required by rules promulgated by the SEC. The number of stock options that are exercisable by the directors and executive officers named above on March 19, 2010 or within 60 days thereafter are as follows: Mr. Alley, 120,694; Mr. Christensen, 4,029; Dr. Fiebiger, 4,029; Mr. Gibson, 4,029; Mr. Heneghan, 4,029; Mr. Sanquini, 0; Mr. Walicek, 177,362; Mr. Moore, 103,102; Mr. Chan, 40,833; Mr. Lau, 150,461; Mr. Zhang, 211,767.

(3)	Renaissance Technologies LLC, jointly with James H. Simons, filed a Schedule 13G/A on February 12, 2010. Mr. Simons reported beneficial ownership with respect to the 972,997 shares beneficially owned by Renaissance Technologies LLC due to his position as a control person of Renaissance Technologies LLC.

(4)	Mr. Alley filed a Schedule 13D on February 9, 2010. Mr. Alley reported that he has sole voting and investment power with respect to 642,461 shares of our common stock, which includes 120,416 stock options exercisable within 60 days of December 31, 2009, and shares voting and investment power with respect to 81,516 shares of common stock of Pixelworks, Inc. which are held by him and his wife, Deborah Alley.
Section 16(a) Beneficial Ownership Reporting Compliance
     Based solely on our review of Forms 3, 4 and 5, and any amendments thereto, furnished to the Company or written representations that no Form 5 was required, we believe that during 2009, all filing requirements applicable to our executive officers and Directors under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), were met in a timely manner, other than the Form 3 that was filed by Mr. Tzoyao Chan that was amended on March 26, 2009 to reflect ownership of 99,331 shares of Pixelworks common stock.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Historically, we have not entered into transactions with related persons. During the year ended December 31, 2009, there were no relationships or transactions involving any of our directors or executive officers for which disclosure is required under the rules of the SEC.
     In accordance with the charter of the Audit Committee of the Board of Directors, the Audit Committee is responsible for reviewing all related party transactions for potential conflicts of interest. The Company will not enter into any related party transactions without prior Audit Committee approval. Related party transactions are those that are required to be disclosed under applicable SEC rules. Currently, this review and approval requirement applies to any transaction in which the amount involved exceeds $120,000, and in which any of the following persons will have a direct or indirect material interest: (a) any of our directors or executive officers, (b) any nominee for election as a director, (c) any security holder who is known to us to own of record or beneficially more than five percent of our common stock, or (d) any member of the immediate family of any of the persons described in the foregoing clauses (a) through (c).

     In the event that management becomes aware of any related person transaction, management will present information regarding the proposed transaction to the Audit Committee for review. In its review, the Audit Committee will take into account any information regarding the transaction or related person that would be material to investors in light of the particular circumstances, which information may include the following:
•	The related person’s interest in the transaction;

•	The impact on a Director’s independence;

•	The approximate dollar value of the amount involved in the transaction;

•	The approximate dollar value of the amount of the related person’s interest in the transaction;

•	Whether the transaction was undertaken in the ordinary course of business;

•	Whether the terms of the transaction are no less favorable to the Company than terms that could have been reached with an unrelated party;

•	The availability of other sources for comparable products or services; and

•	The purpose, and potential benefits to the Company, of the transaction.
INFORMATION ABOUT OUR BOARD OF DIRECTORS
Board Responsibilities
     The Board is governed by our Corporate Governance Guidelines, which can be found on our website at www.pixelworks.com. The Board’s primary responsibilities include:
•	Understanding the factors that determine the Company’s success and the risks and problems that affect it;

•	Understanding, reviewing, approving and overseeing fundamental business strategies, financial strategies and major corporate actions;

•	Nominating directors, reviewing the structure and operation of the Board and overseeing effective corporate governance;

•	Establishing a corporate environment that promotes timely and effective disclosure, financial accountability, high ethical standards and compliance with all applicable laws and regulations;

•	Understanding the results of operations and financial condition of the Company;

•	Evaluating the performance of the Company’s senior executives and taking action where appropriate;

•	Approving the compensation of the Company’s senior executives and overseeing succession planning for these executives; and

•	Providing advice and assistance to the Company’s senior executives.
Board Structure
     Our Board currently consists of seven directors. The Board believes that there should be a majority of independent directors on the Board. The current Board members include six independent directors and one member of our senior management.
Board Leadership Structure
     Both independent and management directors, including the Chief Executive Officer (“CEO”), are eligible for appointment as Chairman of the Board. Currently, the functions of

Chairman of the Board and CEO are separated. Among the duties of the Chairman is the management of the Board, including prioritizing current matters in front of the Board and setting the agenda for meetings with the input of management. The CEO manages the Company and is accountable for corporate performance. Mr. Alley, our current Chairman, co-founded the Company and served as our President and CEO from inception until December 2006. He has served as Chairman since 1997. Mr. Alley’s knowledge of the Company’s history, development and operations makes him well suited to the position of Chairman. He provides a thorough knowledge of the operations and challenges of the Company and its industry. Mr. Walicek, our current CEO, began his association with the Company as a consultant from 2003 to May 2005 and has served on the Board since May 2005. Mr. Walicek has served as CEO and President of Pixelworks since January 1, 2008.
Director Independence
     The Board affirmatively determines the independence of each Director and nominee for election as a Director in accordance with the elements of independence set forth in applicable NASDAQ and SEC rules. In the beginning of 2010, the Board conducted a review of Director independence. As a result of this review (including a review of all relevant transactions, if any, or relationships between each Director or any of his or her family members and the Company, any member of our senior management or our independent registered public accounting firm, the Board affirmatively determined all of our Directors, except Bruce Walicek, our CEO, are independent as defined by the applicable rules of the SEC and NASDAQ and have no relationship with the Company, except as a Director and shareholder. The independent Directors, namely Allen Alley, Mark Christensen, James Fiebiger, C. Scott Gibson, Daniel Heneghan and Richard L. Sanquini, constitute a majority of the members of the Board.
     As required under applicable NASDAQ listing standards, in the 2009 fiscal year, our independent Directors met four times in regularly scheduled executive sessions at which only independent Directors were present.
Board Oversight of Risk
     Management continually monitors the material risks facing the Company, including financial, strategic, operational, and legal and compliance risks. An overall review of risk is inherent in the Board’s ongoing consideration of the Company’s long-term strategies, transactions and other matters presented to and discussed by the Board. Additionally, the Board formally reviews the Company’s risk management at least annually, after receiving a report from the CEO and Chief Financial Officer (“CFO”). This annual review includes a discussion of the likelihood and potential magnitude of various risks, as well as any actions management has taken to limit, monitor or control the risks. The CEO and CFO also report to the Board, in a timely manner, events that arise that present material risks to the Company or that materially and adversely change previously identified risks. Additionally, although the full Board has responsibility for overall risk oversight, the Audit Committee annually reviews the Company’s investment policy, corporate information technology policy and risks related to currency fluctuations, and the Compensation Committee seeks to avoid creating incentives for employees to take excessive or inappropriate risks when establishing and administering compensation programs. In performing these functions, these committees assess the appropriateness of the Company’s policies relevant to these risks and consider changes to such policies as appropriate.

Board and Committee Meetings
     Our Board holds regularly scheduled quarterly meetings and also holds special meetings and acts by written consent from time to time, as appropriate. At each quarterly Board meeting, time is set aside for the independent directors to meet without management present. Our Board met six times during 2009.
     We have adopted a policy that requires a majority of Directors to attend annual meetings either in person or via telephone conference. Each of our Directors attended the 2009 annual meeting, and each incumbent Director attended 75% or more of the Board meetings and meetings of the committees on which they served during the last fiscal year.
Standing Committees of the Board
     The Board has adopted written charters for each of its three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. The charter of the Audit Committee is attached as Appendix C to this Proxy Statement. The charters for all three committees are available on our website at www.pixelworks.com.
     The Board has determined that all members of all committees are independent Directors as defined by the applicable rules of the SEC and NASDAQ and that all members satisfy the relevant SEC requirements for members of such committees.
Audit Committee
     The Audit Committee provides objective oversight of corporate accounting, financial reporting practices and financial statement audits of the Company and has the responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm and is directly responsible for the oversight of the work of the independent registered public accounting firm. The Audit Committee reviews and discusses with management and the Company’s independent registered public accounting firm the Company’s audited financial statements and the effectiveness of the accounting and financial controls of the Company.
     The members of the Audit Committee are Directors Daniel Heneghan, who chairs the committee, Mark Christensen and C. Scott Gibson. After reviewing the qualifications of the members of the Audit Committee, the Board has determined that each member meets the financial experience requirements under the rules of the SEC and NASDAQ. In addition, the Board has determined that both Daniel Heneghan and C. Scott Gibson qualify as audit committee financial experts as defined by the SEC rules.
     Mr. Heneghan qualifies as an audit committee financial expert by virtue of his service as chair of our audit committee since 2006, the audit committee of NTELOS Holdings Corp. (NASDAQ: NTLS) since 2006 and the Micrel, Inc. (NASDAQ: MCRL) audit committee since 2008. Mr. Heneghan is also qualified by virtue of his professional experience which includes service as the Chief Financial Officer of Intersil Corporation from 1999 until 2005 and various financial management positions at Harris Corporation from 1980 to 1999, including as Vice President and Controller, Division Controller of the semiconductor business, Director of Planning and Director of Finance. Additionally, Mr. Heneghan holds a Bachelor of Science degree in accounting from Quincy University, an MBA from Western Illinois University and is a Certified

Public Accountant. Mr. Heneghan serves as an advisor to the semiconductor industry as his full time professional job.
     Mr. Gibson qualifies as an audit committee financial expert by virtue of his service on our audit committee since 2002, the Radisys Corporation (NASDAQ: RSYS) audit committee since 1992, the audit committee of Verigy Ltd (NASDAQ: VRGY) since 2005 and the audit committee of TriQuint Semiconductor, Inc. (NASDAQ: TQNT) since 2006 and past service on the audit committees of Inference Corp. (NASDAQ: INFR), and Integrated Measurement Systems (NASDAQ: IMSC). He also chaired the Finance and Audit committee of the Oregon Health and Science University Governing Board from 2000-2009. Additionally, Mr. Gibson received an M.B.A. in Finance from the University of Illinois in 1976 and served as CFO and Senior VP Operations for Sequent Computer Systems (NASDAQ: SQNT) from 1983 to 1984. Further, from 1985 to 1987, the CFO of Sequent Computer Systems reported to Mr. Gibson. Mr. Gibson has significant audit committee educational experience, including speaking at several KPMG audit committee forums, and Board governance forums on audit committee responsibilities. The Board has carefully considered that Mr. Gibson serves on the audit committee of three other public companies and has determined that Mr. Gibson’s full time professional commitment to board service allows us to fully benefit from his significant financial expertise and audit committee experience and has unanimously confirmed his continuing service on our Audit Committee.
Compensation Committee
     The Compensation Committee assists the Board in fulfilling its responsibilities with respect to compensation of the Company’s Directors, executive officers and employees and oversight and administration of the Company’s incentive and stock-based compensation plans. The Compensation Committee’s other responsibilities include evaluating candidates for executive positions, maintaining a CEO succession plan and preparing the annual proxy statement.
     The members of the Compensation Committee are Directors Mark Christensen, who chairs the committee, James Fiebiger, C. Scott Gibson and Daniel Heneghan. The Compensation Committee met six times in 2009.
Corporate Governance and Nominating Committee
     The Corporate Governance and Nominating Committee identifies individuals qualified to become members of the Board, recommends the slate of Directors to be nominated by the Board at the annual meeting of shareholders and recommends any Director to fill a vacancy on the Board. The Corporate Governance and Nominating Committee is also responsible for developing and recommending to the Board a set of applicable corporate governance guidelines and principles, developing policies and procedures relating to the process for identification and evaluation of Director candidate, and minimum qualifications for Directors, and overseeing an evaluation of the Board and recommending Directors to be appointed to committees of the Board (other than to the Corporate Governance and Nominating Committee itself).
     The Corporate Governance and Nominating Committee will consider recommendations for nominees for Director submitted by shareholders. The Company’s Second Amended and Restated Bylaws set fourth procedures that must be followed by shareholders seeking to make nominations for Directors. The Corporate Governance and Nominating Committee considers candidates recommended by shareholders in the same manner in which the Corporate Governance and Nominating Committee evaluates candidates recommended by other sources, including the Board and individual Directors.
     The members of the Corporate Governance and Nominating Committee are Directors James Fiebiger, who chairs the committee, Mark Christensen and C. Scott Gibson. The Corporate Governance and Nominating Committee met three times in 2009.
Compensation Committee Interlocks and Insider Participation
     No Director who served on the Compensation Committee during 2009 is, or has been, an officer or employee of the Company, nor has any Director had any relationships requiring disclosure under the SEC rules regarding disclosure of certain relationships and related-party transactions.
     None of the Company’s executive officers serve on the board of directors or the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our Board or Compensation Committee.
Qualifications of Directors
     The Corporate Governance and Nominating Committee conducts appropriate inquiries into the backgrounds and qualifications of proposed Director nominees. At a minimum, candidates must possess experience with businesses or organizations of comparable or greater size than the Company. If a candidate’s experience and qualifications are desirable, reference checks are performed before the Corporate Governance and Nominating Committee recommends the candidate for nomination to the Board.
     Factors considered in the selection of Director nominees include the following:
•	Independence from management;

•	Whether the candidate has relevant business experience;

•	Judgment, skill, integrity and reputation;

•	Existing commitments to other businesses;

•	Potential conflicts of interest with other pursuits;

•	Legal considerations such as antitrust issues and involvement by the candidate in specific legal proceedings during the past ten years;

•	Corporate governance background, including directorships held with public companies or investment companies registered under the Investment Company Act of 1940 at any time during the past five years;

•	Financial and accounting background, to enable the committee to determine whether the candidate would be suitable for Audit Committee membership;

•	Executive compensation background, to enable the committee to determine whether the candidate would be suitable for Compensation Committee membership; and

•	The size and composition of the existing Board.
     The Company is committed to nondiscrimination on the basis of age, gender, ethnic background, religious affiliation or other personal characteristics unrelated to the Company’s purpose and mission. The Board does not have a policy with regard to the consideration of diversity in identifying Director nominees. However, the Board values diversity and considers qualifications and skills that are complementary to those of existing Board members to be highly desirable.
Director Compensation
Cash Compensation
     Non-employee Directors, except for Mr. Alley, received cash compensation as follows during the first quarter of 2009:
•	$6,750 per quarter for service on the Board;

•	$2,000 per quarter for service on the Audit Committee, with the exception of the Chairman of the Audit Committee, who received $4,000 per quarter;

•	$1,250 per quarter for service on the Compensation Committee, with the exception of the Chairman of the Compensation Committee, who received $2,500 per quarter; and

•	$750 per quarter for service on the Corporate Governance and Nominating Committee, with the exception of the Chairman of the Corporate Governance and Nominating Committee, who received $1,500 per quarter.
     Effective April 1, 2009, non-employee Directors’ cash compensation was reduced by 10%. This reduction was made as part of a Company-wide cost cutting effort in response to the global economic recession which significantly decreased the Company’s revenue and forecasted outlook during the first half of 2009. Accordingly, during the second, third and fourth quarters of 2009, non-employee Directors, except for Mr. Alley, received cash compensation as follows:
•	$6,075 per quarter for service on the Board;

•	$1,800 per quarter for service on the Audit Committee, with the exception of the Chairman of the Audit Committee, who received $3,600 per quarter;

•	$1,125 per quarter for service on the Compensation Committee, with the exception of the Chairman of the Compensation Committee, who received $2,250 per quarter; and

•	$675 per quarter for service on the Corporate Governance and Nominating Committee, with the exception of the Chairman of the Corporate Governance and Nominating Committee, who received $1,350 per quarter.
     Effective January 1, 2010, non-employee Directors’ cash compensation was reinstated to the levels in effect during the first quarter of 2009 due to significant improvements in the Company’s revenue and forecasted outlook.
     Following Mr. Alley’s resignation as President and CEO of the Company effective December 31, 2006, the Company and Mr. Alley entered into a Chair and Board Service Agreement pursuant to which Mr. Alley serves as Chairman of the Board contingent upon his continued status as a member of the Board. For his services, Mr. Alley receives an annual fee of $75,000 (or such higher amount as may be approved by the Board) and is entitled to equity compensation consistent with policies applicable to members of the Board. Mr. Allen’s compensation was also reduced by 10% during the second, third and fourth quarters of 2009 and was reinstated as of January 1, 2010, as described above.

Equity Compensation
     During 2009, any newly elected members of our Board who were not officers or employees of the Company or any of its subsidiaries were entitled to receive an option award to purchase 10,000 shares of our common stock upon election or appointment to the Board, and each non-employee Director who continued to serve on the Board after the annual meeting was entitled to an option to purchase 6,000 shares of our common stock. Each of these options is granted under the Company’s 2006 Stock Incentive Plan (the “2006 Plan”) and has an exercise price equal to the closing price of our common stock on the grant date and a maximum term of six years. Each option vests with respect to 25% of the shares covered by the option on the first anniversary of the grant date, and on a monthly basis thereafter over the next three years.
Director Stock Ownership Requirement
     Board membership includes a requirement that within two years of the date of joining the Board, members shall own at minimum the lower value of 10,000 shares or $15,000 dollars worth of stock, to be held during tenure on the Board.
Director Compensation Table — 2009
     The following table reflects our non-employee Directors’ compensation for 2009. The compensation paid to Mr. Walicek, who is also employed by us, is presented below in the “Summary Compensation Table” and the related explanatory tables. Directors who are also officers or employees of the Company or its subsidiaries receive no additional compensation for their services as directors, therefore Mr. Walicek is excluded below.

	Fees Earned or
Name	Paid in Cash	Option Awards(1)	Total

Allen H. Alley (2)	$69,375	$5,430	$74,805

Mark A. Christensen (3)	44,400	5,430	49,830

James R. Fiebiger (3)	35,150	5,430	40,580

C. Scott Gibson (3)	39,775	5,430	45,205

Daniel J. Heneghan (3)	44,400	5,430	49,830

Hans Olsen (4)	12,825	—	12,825

(1)	This column represents the aggregate grant date fair value of stock option awards granted to our non-employee Directors during 2009 calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” (“ASC Topic 718”). For additional information on the valuation assumptions used for the grants, see Note 10 to the Company’s consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Each of our non-employee Directors received an option award to acquire 6,000 shares of our common stock at $1.37 per share, which was the closing market price on May 19, 2009, the date of their re-election to the Board. The grant date fair value of each option award was $5,430.

(2)	The aggregate number of option awards outstanding for Mr. Alley as of December 31, 2009 was 129,331.

(3)	Mr. Christensen, Dr. Fiebiger, Mr. Gibson and Mr. Heneghan each had 12,666 option awards outstanding as of December 31, 2009.

(4)	Mr. Olsen did not stand for re-election to the Board in 2009 and received payment for his service during the first and second quarters of 2009. Mr. Olson had no option awards outstanding as of December 31, 2009.
Communications with the Board
     Shareholders or other interested parties can contact any Director or committee of the Board by writing to them at:
Pixelworks Board of Directors
16760 SW Upper Boones Ferry Road, Ste 101
Portland, OR 97224
     Board members may also be contacted via email at bod@pixelworks.com.
     Communication received will be distributed to the full Board at the next regularly scheduled Board meeting, or sooner, if deemed necessary. Communication that is unduly hostile, threatening, illegal or similarly inappropriate will be discarded and appropriate legal action may be taken.
Code of Ethics
     The Company has a Code of Business Conduct and Ethics that applies to all Directors and employees, including the Chief Executive Officer, Chief Financial Officer and all other executive officers of the Company. The Code of Business Conduct and Ethics is available on our website at www.pixelworks.com. The Company intends to disclose any changes in or waivers from its Code of Business Conduct and Ethics by posting such information on its website at www.pixelworks.com or by filing a Current Report on Form 8-K.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS
     The following table sets forth, as of March 19, 2010, information about the executive officers of the Company.

Name	Age	Position
Bruce A. Walicek	53	President and Chief Executive Officer
Steven L. Moore	55	Vice President, Chief Financial Officer, Secretary and Treasurer
Reuben A. Aspacio	49	Vice President, Operations
Anthony G. Bozzini	56	Executive Vice President, Sales and Marketing
Tzoyao (T) Chan	57	Senior Vice President, Engineering
Shelley B. Hilderbrand	34	Vice President, Finance
John Y. Lau	54	Senior Vice President, China General Manager
Hongmin (Bob) Zhang	50	Senior Vice President, Technology and Chief Technology Officer
     The information provided below is biographical information about each of our executive officers as of March 19, 2010.
     BRUCE A. WALICEK — Information concerning Mr. Walicek is set forth under “Proposal No. 1: Election of Directors.”
     STEVEN L. MOORE joined Pixelworks in July 2007 as Vice President, Chief Financial Officer, Secretary and Treasurer. Prior to joining Pixelworks, Mr. Moore served as Vice President of Finance and Chief Financial Officer at Adept Technology Inc., a publicly traded industrial robotics company, from June 2006 to July 2007. From June 2003 to June 2006, he held the position of Chief Financial Officer at SCM Microsystems, Inc., a publicly traded security/access control products company. From March 2000 to September 2002, Mr. Moore was Vice President of Finance at Virata Corporation, a publicly-traded semiconductor company. Prior to his service at Virata, Mr. Moore was Vice President and Chief Financial Officer at Health Systems Design Corporation, a publicly traded managed care information systems software company. Mr. Moore holds a B.A. degree in Economics from the University of Colorado.
     REUBEN A. ASPACIO joined Pixelworks in February 2009 as Vice President, Operations. Prior to joining Pixelworks, Mr. Aspacio was the Vice President of Operations at Legend Silicon Corporation, a fabless semiconductor conductor company, from February 2007 to January 2009. From 2000 to 2007, Mr. Aspacio was the Director of Operations at Ikanos Communications, Inc., a fabless communication chip set company. From November 1998 to 2000, Mr. Aspacio held the position of Senior Engineering Manager with ATI Research Silicon Valley, Inc., a manufacturer of 3D graphics and digital media silicon solutions. Mr. Aspacio served as a Senior Member of the Technical Staff at Chromatic Research, Inc., prior to their acquisition by ATI Research Valley, Inc., in November 1998. From 1987 to 1998, Mr. Aspacio held a variety of engineering positions at Advanced Micro Devices, Inc. Mr. Aspacio holds B.S. and M.S. degrees in Electrical Engineering from San Jose State University.
     ANTHONY G. BOZZINI joined Pixelworks in June 2008 as Vice President, Worldwide Sales. Mr. Bozzini was promoted to Executive Vice President, Sales and Marketing in February 2009. Prior to joining Pixelworks, Mr. Bozzini was the Vice President of Worldwide Sales for

GCT Semiconductor, Inc., from January 2008 to June 2008. From May 2003 to January 2008, he held the position of Vice President of Sales and Marketing at FyreStorm, Inc., a privately held venture-backed start up. From November 2001 to February 2003, Mr. Bozzini was Co-Founder, Chairman and CEO of I-Control Security, Inc., (Atrua Technologies, Inc.) a privately held venture-backed start up. From May 2000 to February 2001, Mr. Bozzini was the Co-Founder and Vice President of Sales and Marketing of DotRocket, Inc., a privately held venture-backed start up. From January 1998 to May 2000, Mr. Bozzini served as the Vice President of Sales for Veridicom International; a privately held venture-backed start up. From July 1993 to November 1997, Mr. Bozzini held various sales management positions at Cirrus Logic, Inc., his last being Vice President of Corporate Sales. Mr. Bozzini holds a B.S. degree in Economics from Santa Clara University.
     TZOYAO (T) CHAN joined Pixelworks in January 2009 as Senior Vice President, Engineering. Prior to joining Pixelworks, Mr. Chan most recently served as the General Manager and Executive Senior Vice President of C2 Microsystems, Inc., and as the Senior Vice President of Engineering at Tzero Technologies, Inc. From 1999 to 2006, Mr. Chan held the position of Vice President and then Senior Vice President of Engineering with Genesis Microchip, Inc.; a provider of solutions for LCD monitor, device interconnect, image enhancement and analog and digital TV systems. From 1997 to 1999 Mr. Chan was the Vice President of Engineering at Paradise Electronics, Inc., which merged with Genesis Microchip, Inc., in 1999. From 1993 to 1997, Mr. Chan held the position of Engineering Director, Multi-Media Products at Cirrus Logic, Inc. Prior to his service at Cirrus Logic, Mr. Chan held various design management positions at S3 Inc., Chips and Technologies, Inc., LSI Logic Corporation, Intel Corporation and Bell Labs Inc. Mr. Chan registered 11 U.S. patents in the areas of computer architecture, mixed-signal design and MPEG technologies. Mr. Chan holds a B.S. degree from National Taiwan University, a M.S. degree from State University of New York at Stony Brook, and a Ph.D from the University of Arizona.
     SHELLEY B. HILDERBRAND joined Pixelworks in 2003 as Internal Controls Manager. Ms. Hilderbrand was promoted to Accounting Manager in December 2003, Corporate Controller in June 2004 and Vice President, Finance in March 2008. Prior to joining Pixelworks, Ms. Hilderbrand worked in audit at KPMG LLP. Ms. Hilderbrand holds a B.A. degree in International Business from Linfield College and a Post-Baccalaureate Accounting Certificate from Portland State University. Ms. Hilderbrand is a CPA.
     JOHN Y. LAU joined Pixelworks in January 1999 as Foundry Manager. Mr. Lau was promoted to Vice President, Operations in January 2001 and during 2006 became Vice President, China Site Management and Manufacturing and was promoted to Senior Vice President, China General Manager in March 2010. From 1991 to 1999, Mr. Lau held various management positions in process and product engineering at Matsushita Semiconductor of America with his last position being Wafer Fab Production Manager. From 1989 to 1991, Mr. Lau held the position of Engineering Manager for the BICMOS product line at National Semiconductor Corporation. From 1979 to 1989, Mr. Lau held various engineering and engineering management positions in memory and bipolar products at Texas Instruments Incorporated. Mr. Lau holds a B.S.E.E. from the University of Arkansas and an M.S.E.E. from Texas Technical University.
     HONGMIN (BOB) ZHANG joined Pixelworks in January 2002 as Vice President, Technology after Pixelworks’ acquisition of nDSP Corporation. In February 2007, Dr. Zhang also became our Chief Technology Officer. Dr. Zhang was promoted to Senior Vice President, Technology and Chief Technology Officer in January 2010. From 1998 to 2001, Dr. Zhang held the position of Chief Technical Officer of nDSP, which he co-founded in 1997. From 1993 to

1997, Dr. Zhang served as President of Aptronix Inc., a pioneer in fuzzy logic, and, from 1989 to 1993, he served as Chief Technical Officer. From 1988 to 1989, Dr. Zhang held the position of Vice President of Research and Development at Apt Instruments, Ltd., which was renamed Aptronix Inc. From 1986 to 1988, Dr. Zhang held the position of Chief Scientist at Machine Intelligence Corp. in Beijing and served as an Editorial Board Member of the Journal of Fuzzy Systems and Mathematics. From 1985 to 1986, Dr. Zhang held the position of Research Scientist at the Air Force Institute of Engineering in Xian. Dr. Zhang registered 12 international patents on fuzzy logic and expert systems technologies and holds a Ph.D. in Mathematics from Beijing Normal University, China.
Compensation Committee Report
     The information contained in the report below does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates it by reference therein.
     The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be furnished in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
Respectfully submitted,
Mark Christensen, Chairman
James Fiebiger
C. Scott Gibson
Daniel Heneghan
Compensation Discussion and Analysis
Overview
     This Compensation Discussion and Analysis describes the material elements of compensation awarded to, earned by or paid to the following employees:
•	All individuals who served as the Company’s Chief Executive Officer (“CEO”) at any time during 2009;

•	All individuals who served as the Company’s Chief Financial Officer (“CFO”) at any time during 2009; and

•	The Company’s three other most highly compensated executive officers.
     These individuals are listed in the “Summary Compensation Table” below and referred to in this Proxy Statement as the “Named Executive Officers” or the “Executives.”
Role of the Compensation Committee
     The Compensation Committee is responsible for overseeing the Company’s compensation programs. As part of that responsibility, the Compensation Committee determines all compensation for the Company’s Named Executive Officers. For Executives other than the

CEO, the Compensation Committee considers the recommendation of the CEO in making its compensation determinations. In addition, the Compensation Committee may delegate to one or more executive officers of the Company the power to grant options or other stock awards pursuant to the Company’s equity-based plan to individuals who are not Directors or executive officers of the Company. During 2009 the Compensation Committee delegated its limited authority to management to grant new hire equity awards within preapproved ranges.
     The Compensation Committee retained the services of Meyercord & Associates (“Meyercord”) as compensation consultant for 2009 to advise the Compensation Committee on marketplace trends in executive compensation, management proposals for compensation programs, appropriate comparison companies and determination of Named Executive Officer compensation. To maintain the independence of the firm’s advice, Meyercord did not provide any other services for Pixelworks, Inc. and the Compensation Committee must approve any other services performed by the consultant.
Executive Compensation Program Objectives and Principles
     The objectives of the Company’s executive compensation program are as follows:
1.	Attract the best executives to the Company;

2.	Induce them to make a long-term commitment to the Company; and

3.	Reward them for their contributions to the Company’s strategic and financial success and for creating shareholder value.
     The Compensation Committee’s executive compensation decisions are based on the following core principles:
1.	Link pay to performance. The components of our executive compensation package are linked to individual contribution as well as corporate results. Long-term incentive awards, granted in the form of stock options or restricted stock awards, are designed to reward executive officers for the creation of long-term shareholder value.

2.	Provide competitive compensation. Our compensation programs are designed to be competitive within the various markets in which we compete for executive talent.

3.	Establish levels of compensation that are appropriate for the size and financial condition of the Company.
Data Considered in Determining Executive Compensation
     In establishing executive compensation, the Compensation Committee generally reviews the compensation practices of other similarly situated companies as background information for its compensation decisions. However, due to the unusual and significant impact of the global economic recession on the Company during 2009, and to the related decision to temporarily reduce Executive and Board compensation during the year, the Compensation Committee did not consider compensation data from a specific group of peer companies during 2009.
Elements of Our Executive Compensation Program
     Our executive compensation program consists of fixed and variable cash compensation and equity-based compensation. When setting executive compensation, the Compensation

Committee does not target a specific mix of fixed and variable compensation; however, the Compensation Committee does believe that variable cash compensation and equity-based compensation should constitute a significant portion of total compensation and that compensation should vary based on performance.
     Additionally, the Compensation Committee does not target a specific mix of short-term variable compensation and long-term variable compensation. Typically, cash incentives are awarded after consideration of the accomplishment of financial and product and market development goals, and long-term incentives are aimed at aligning the interests of Executives with those of shareholders by focusing on long-term growth and stock performance. The Compensation Committee views all of these objectives as critical.
     The following narrative describes each component of our executive compensation program, explains why each is included in the program and provides details of certain specific compensation arrangements for the Named Executive Officers for 2009.
Base Salaries
     The Compensation Committee believes that it is appropriate for Executives to receive a competitive level of guaranteed compensation in the form of a base salary. Base salaries provide a stable source of fixed income for the Executives and help promote retention.
     With the exception of Mr. Walicek’s Employment Agreement, none of our Executives have employment agreements or other contractual rights to receive fixed base salaries. Instead, base salaries for the Executives are determined by the Compensation Committee based on its annual review. When determining the appropriate base salary for each Executive, the Compensation Committee considers a variety of factors, such as the Executive’s experience, job responsibilities and performance, the base salaries paid for similar positions requiring similar qualifications within the industry, and recommendations from the CEO (as to Executives other than himself). No specific weight is attached to any of these factors in establishing base salaries, and the emphasis placed on each factor may differ from individual to individual.
     Effective April 1, 2009, the Compensation Committee approved an amended and restated employment agreement with Mr. Walicek, which included a reduction in his salary of 15%. Additionally, effective April 1, 2009, the Compensation Committee reduced Mr. Moore’s salary by 15% and implemented a 10% salary reduction for all other Named Executive Officers. These reductions were made to reduce costs in response to the global economic recession which significantly decreased the Company’s revenue and forecasted outlook during the first half of 2009. In December 2009, the Compensation Committee approved the reinstatement of the Executives’ salaries to their prior levels effective January 1, 2010 based on significant improvements in the Company’s revenue and forecasted outlook.
     The base salary earned by each Executive during 2009 is reported in the “Summary Compensation Table” below.
Annual Cash Incentives
     The Named Executive Officers are generally eligible to receive cash bonuses each year as determined by the Compensation Committee. In accordance with our compensation program objectives related to rewarding Executives for their contributions to the Company’s strategic and financial success, the Compensation Committee’s intent is to set challenging yet attainable financial and operational goals for the Executives to work toward in the coming year.
     In August 2009, the Compensation Committee adopted non-binding performance measures to serve as guidelines for the Compensation Committee’s assessment of the amount of any bonuses to be awarded to our Named Executive Officers in 2009. The committee retained full discretion in determining whether any bonuses would be awarded, regardless of whether any specific performance levels were attained. These performance guidelines were based on the Company’s activities and results during the second half of 2009 and included the following:
•	Revenue;

•	Non-GAAP earnings before interest, taxes, depreciation and amortization (“EBITDA”);

•	Achievement of seven specific operational measures related to sales and marketing of new products; and

•	Achievement of eight specific operational measures related to new product design and engineering.
     Additionally, the Compensation Committee determined that no bonus would be paid unless the Company’s revenue and EBITDA exceeded $35.0 and $3.0 million, respectively, during the second half of 2009.
     The 2009 target bonus for Mr. Walicek was equal to 100% of his annual base salary during the second half of 2009, and the 2009 target bonus for the other Executives was equal to 50% of their annual base salaries during the second half of 2009. Although target bonus rates were unchanged from their 2008 levels, the Compensation Committee found it appropriate to limit the performance guidelines and applicable base salaries to the second half of 2009 in order to provide a more accurate assessment of management’s performance given the dramatic decrease in the worldwide economy during the first half of 2009.
     Each performance guideline was assigned a weight that represented the maximum percentage of the Executive’s target bonus that could be earned for that performance guideline when all of the goals related to the performance guideline were met. The revenue and EBITDA guidelines were assigned a weighting of 20% each. The seven specific operational measures pertaining to sales and marketing of new products were assigned a total weighting of 30%, and the eight specific operational measures pertaining to new production design and engineering were assigned a total weighting of 30%.
     Achievement of specific operational measures resulted in a 12.5% — 25% recognition of the weight assigned to the associated grouping of operational performance guidelines. Achievement of the financial performance guidelines was calculated based on achievement of the following levels of actual revenue and EBITDA during the second half of 2009:

Measure	Range	Achivement
Revenue	less than $35.0 million	0%
	$35.0 - $36.0 million	25	%(1)
	$36.0 - $37.0 million	75	%(2)
	greater than $37.0 million	100%

EBITDA	less than $3.0 million	0%
	$3.0 - $4.0 million	25	%(3)
	$4.0-$5.0 million	75	%(4)
	greater than $5 million	100%

(1):	recognized pro-rata from 25% at $35.0 million to 75% at $36.0 million

(2):	recognized pro-rata from 75% at $36.0 million to 100% at $37.0 million

(3):	recognized pro-rata from 25% at $3.0 million to 75% at $4.0 million

(4):	recognized pro-rata from 75% at $4.0 million to 100% at $5.0 million
     In the second half of 2009, the minimum targets for both the revenue and EBITDA guidelines were achieved. Revenue for the second half of fiscal 2009 was $36.1 million, resulting in achievement of 75.5% of the 20% weight assigned to the revenue guideline. EBITDA for the second half of 2009 was $3.3 million, resulting in achievement of 40% of the 20% weight assigned to the EBITDA guideline. Of the seven specific operational measures pertaining to sales and marketing of new products, two specific measures were achieved in the second half of fiscal 2009, resulting in achievement of 25% of the 30% target weight assigned to the operational guideline related to sales and marketing of new products. Of the eight specific operational measures pertaining to new product design and engineering, two of the specific measures were achieved in the second half of fiscal 2009, resulting in achievement of 25% of the 30% target weight assigned to the new product design and engineering performance guideline. The cumulative weighted average achievement for all performance measures was 38.5%.
     After consideration of the Company’s performance as described above and its subjective assessment of each Executive’s individual performance during the year, the Compensation Committee determined that each of the Named Executive Officers would receive a bonus equal to 38.5% of his target bonus for 2009. The 2009 bonuses are reported in the bonus column of the “Summary Compensation Table” below and were paid during the first quarter of 2010.
Long-Term Equity Awards
     The Compensation Committee believes that the Executives’ long-term compensation should be directly linked to the value provided to shareholders. In 2009, the Executives’ long-term compensation was awarded in the form of stock options and one restricted stock award. The Compensation Committee believes that stock option awards provide significant motivation for the Executives to maximize shareholder value because stock options are granted with exercise prices equal to the current market price of the Company’s common stock and will only have value if our stock price increases over the exercise price. Restricted stock awards also effectively align the interests of Executives and shareholders since the value realized from an award will increase or decrease in direct relationship to changes in the price of the Company’s common stock. Additionally, both stock options and restricted stock awards generally vest over a three- or four-year period after the grant date and thus encourage long-term perspective and retention.

     The Compensation Committee determines the size and frequency of each Executive’s equity awards annually by assessing the relative position and responsibilities of each Executive, individual performance of each Executive, anticipated contributions of each Executive to the Company, and previous equity-based awards granted to such Executive. In general, Executives receive an initial grant of equity on their date of hire. The Compensation Committee may grant additional equity awards to recognize increased responsibilities or special contributions, to retain executives or to recognize other special circumstances.
     In 2009, the Compensation Committee awarded certain Executives equity compensation as follows:
     Walicek Equity Awards
     On March 23, 2009, Mr. Walicek was granted an option to purchase 100,000 shares of Pixelworks common stock at $0.60, the closing price of the common stock on that date. On March 23, 2009, Mr. Walicek was also granted a restricted stock award of 100,000 shares of Pixelworks common stock , valued at $0.60 per share, the closing price of the common stock on that date. The Compensation Committee awarded these grants in recognition of Mr. Walicek’s efforts to return the Company to a sound financial position and to incentivize his continued performance in managing the Company’s new product development efforts.
     Lau, Moore, and Zhang Equity Awards
     On March 23, 2009, Mr. Lau, Mr. Moore and, Mr. Zhang were each granted an option to purchase 100,000 shares of Pixelworks common stock at $0.60, the closing price of the common stock on that date. These shares were granted based on the individual performance of each Executive, anticipated contributions of each Executive to the Company and previous equity-based awards granted to each Executive.
     Chan Equity Award
     Mr. Chan was hired by the Company on January 1, 2009. To help incentivize Mr. Chan to join Pixelworks, on January 1, 2009, the Compensation Committee granted him an option to purchase 120,000 shares of Pixelworks common stock at $0.72, which was the closing market price of the stock on that date.
     The 2009 stock awards described above are included in the “Grants of Plan-Based Awards” table below.
Expatriate Benefits
     Mr. Lau has been on a long-term assignment overseas during 2007, 2008 and 2009. We provided specific benefits Mr. Lau to compensate him for differences in the cost of living between his home city and the city in which he is assigned to work, and for incremental costs associated with living abroad. These benefits included:
•	Tax equalization;
•	Additional cash payments;
•	Reimbursement of tuition payments for children;
•	Leased car and driver;

•	Home subsidies or rentals; and
•	Airline tickets for personal and family travel home.
     The benefits provided to Mr. Lau are based on his overseas work location, the length of his assignment and benefits provided to expatriates in similar positions at comparable companies. Amounts paid to Mr. Lau for expatriate benefits are included in the “Summary Compensation Table” below.
Severance Benefits Payable Upon Termination or Change in Control
     The Compensation Committee provides each of the Executives with severance benefits payable upon certain involuntary terminations of their employment with the Company. The benefits may be provided to incentivize Executives to join the Company, to incentivize Executives to remain with the Company, or to compensate Executives when they are asked to take on new or extraordinary responsibilities. The Compensation Committee believes that the benefits provided are comparable with those provided to individuals in similar positions at similar companies.
     Additionally, the Compensation Committee believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of Executives. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. To encourage Executives to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, the Company provides Executives with severance benefits if their employment is involuntarily terminated in connection with a change in control.
     A description of the specific severance benefits provided for each Named Executive Officer is described below under “Potential Benefits Upon Termination or Change in Control.”
Other Committee Actions
     On December 30, 2009, the Compensation Committee adopted the form of the Pixelworks, Inc. Senior Management Bonus Plan (the “Plan”). The Company’s named executive officers are eligible to participate in the Plan.
     Annual bonus amounts under the Plan will be calculated based on the attainment of specific measures related to the following performance measures:
•	Revenue;

•	EBITDA; and

•	Specified operational objectives.
     The specific goals for each performance measure are established by the Compensation Committee each year and if performance does not meet baseline revenue and EBITDA goals, bonuses will only be paid under the Plan at the sole discretion of the Compensation Committee. The Compensation Committee may increase or decrease individual bonuses based on its assessment of the participant’s performance during the year, or such other factors as the Committee considers appropriate.

     The Plan also provides that the Committee will determine the target bonus amount each year for each participant in the Plan, as well as the relative weighting between performance measures for that year.
Deductibility of Executive Compensation
     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the CEO and certain other executive officers, unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program (including the stock options granted to our Named Executive Officers as described above) satisfies the requirements for exemption from the $1,000,000 deduction limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of Pixelworks and its shareholders.
Summary Compensation Table
     The Summary Compensation Table below quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers for 2009. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual bonus, and long-term equity incentives. Named Executive Officers also received the other benefits listed in the “All Other Compensation” column of the Summary Compensation Table.
     The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of Mr. Walicek’s employment agreement is provided immediately following this paragraph. The Company does not have employment agreements with the other Named Executive Officers, although the Company has entered into severance agreements with each of these executives as described below under “Potential Payments Upon Termination or Change in Control.” The Grants of Plan-Based Awards table and the accompanying description of the material terms of the stock options and restricted stock awards granted in 2009 provide information regarding the long-term equity incentives awarded to Named Executive Officers in 2009. The Outstanding Equity Awards at December 31, 2009 and Option Exercises and Stock Vested During 2009 tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.
Description of Mr. Walicek’s Employment Agreement—Salary and Bonus Amounts
     As noted above, we entered into an amended and restated employment agreement with Mr. Walicek effective April 1, 2009. Mr. Walicek’s agreement does not have a specified term. The agreement provides for Mr. Walicek to receive an annual base salary of $276,250, subject to periodic review by the Compensation Committee. The agreement also provides for Mr. Walicek to participate in the Company’s annual bonus program as established by the Compensation Committee and to be eligible to receive equity awards as determined by the Compensation

Committee. Provisions of Mr. Walicek’s agreement relating to post-termination of employment benefits, as well as severance agreements we have entered into with each of the other Named Executive Officers, are discussed below under “Potential Payments upon Termination of Change in Control.”

Summary Compensation Table
     The following table sets forth the compensation of our Named Executive Officers for services rendered during 2009, 2008 and 2007:

							Non-equity
					Stock	Option	Incentive Plan	All Other
Name and Position	Year	Salary	Bonus		Awards (1)	Awards (1)	Compensation	Compensation		Total

Bruce A. Walicek	2009	$293,625	$53,178	(2)	$60,000	$38,470	$—	$—		$445,273
President and Chief Executive Officer	2008	343,750	—		—	257,348	325,000	—		926,098

Steven L. Moore	2009	225,865	20,453	(2)	—	38,470	—	—		284,788
Vice President, Chief Financial Officer,	2008	250,000	—		—	31,815	125,000	—		406,815
Secretary and Treasurer	2007	100,827	—		—	213,000	33,629	—		347,456

Tzoyao (T) Chan (3)	2009	240,923	73,100	(4)	—	55,404	—	—		369,427
Senior Vice President, Engineering

John Y. Lau	2009	188,154	17,325	(2)	—	38,470	—	232,068	(5)	476,017
Senior Vice President, China General	2008	200,000	—		—	21,210	100,000	253,381		574,591
Manager	2007	195,520	—		—	—	58,656	260,808		514,984

Hongmin (Bob) Zhang	2009	211,673	19,491	(2)	—	38,470	—	13,863	(6)	283,497
Senior Vice President, Technology and	2008	225,000	—		—	42,420	112,500	14,434		394,354
Chief Technoloy Officer	2007	220,500	—		—	—	66,150	11,427		298,077

(1)	These columns represent the aggregate grant date fair value of restricted stock and stock option awards granted during the applicable year calculated in accordance with ASC Topic 718. Prior to 2009, SEC rules required that this table disclose the equity compensation expense recognized by the Company during the applicable year for financial statement purposes. The recent changes in the SEC’s disclosure rules require that the stock award and option award amounts in the applicable columns of the table above, with respect to 2008 and 2007, now be presented on a similar basis as the 2009 presentation using the grant date fair value of the awards granted during the corresponding year. Accordingly, the values reported for 2007 and 2008 have been recalculated and are also now reported in the table above based on the aggregate grant date fair value. As a result, each Named Executive Officer’s total compensation amounts for 2008 and 2007 also differ from the amounts previously reported in the Company’s Summary Compensation Table for these years. For additional information on the valuation assumptions used for the grants, see Note 10 to the Company’s consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. For information on the valuation assumptions used for grants made prior to 2009, see the notes to the Company’s consolidated financial statements regarding stock-based compensation in our Annual Report on Form 10-K for the respective year. See the “Grants of Plan Based Awards” table below for information on equity awards granted to the Named Executive Officers in 2009.

(2)	Represents discretionary bonuses approved by the Compensation Committee in recognition of the Executive’s performance during the second half of 2009 as described in the “Compensation Discussion and Analysis” above.

(3)	Mr. Chan joined the Company on January 1, 2009.

(4)	Consists of a $50,000 signing bonus awarded to Mr. Chan to incentivize him to join Pixelworks and a $23,100 discretionary bonus approved by the Compensation Committee in recognition of the Executive’s performance during the second half of 2009.

(5)	Mr. Lau’s other compensation consists of the following expatriate and other benefits for 2009:

2009
Foreign taxes	$110,899
Cost of living adjustment — cash payment	92,214
Leased car and driver	24,320
Payout of accrued vacation beyond maximum carryover	4,635

$232,068

Mr. Zhang’s other compensation for 2009 consists of payment for accrued vacation hours beyond the maximum amount permitted to be carried over under the Company’s vacation policies.

Grants of Plan-Based Awards — 2009
     The following table sets forth information concerning grants of plan-based awards to Named Executive Officers during the year ended December 31, 2009.

		All other stock	All other option
		awards:	awards:
		number of	number of	Exercise or	Grant date fair
		securities	securities	base price of	value of stock
		underlying	underlying	option awards	and option
Name	Grant date (1)	awards (#)	options (#)	($/Sh) (2)	awards (3)

Bruce A. Walicek	3/23/2009	—	100,000 (4)	$0.60	$38,470
	3/23/2009	100,000 (5)	—	—	60,000
Steven L. Moore	3/23/2009	—	100,000 (4)	0.60	38,470
Tzoyao (T) Chan	1/1/2009	—	120,000 (6)	0.72	55,404
John Y. Lau	3/23/2009	—	100,000 (4)	0.60	38,470
Hongmin (Bob) Zhang	3/23/2009	—	100,000 (4)	0.60	38,470

(1)	Represents the grant date for equity-based awards reported in the table.

(2)	Each option reported in the table was granted with a per-share exercise price equal to the fair market value of a share of the Company’s common stock on the grant date.

(3)	Represents the aggregate grant date fair value of restricted stock and stock option awards calculated in accordance with ASC Topic 718. The aggregate grant date fair value is the amount the Company expects to recognize as expense in its consolidated statement of operations over the requisite service period, generally the vesting period. For information on the assumptions made in determining ASC Topic 718 values see Note 10 to the Company’s consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. These amounts reflect the grant date fair value of the award and do not correspond to the actual value that will be realized by the Executives.

(4)	The options have a term of ten years and were granted with monthly vesting on a straight-line basis over a three year period.

(5)	The restricted stock award was granted with monthly vesting on a straight-line basis over a three year period. Prior to the time the shares become vested, Mr. Walicek generally does not have the right to dispose of the restricted shares, but does have voting rights with respect to the shares. Any dividends paid on the restricted shares prior to vesting will be subject to the same vesting requirements as the underlying shares.

(6)	The options have a term of ten years and vest at a rate of 25% on January 1, 2010 and 2.08% per month thereafter, for an additional three years.
Additional Description of Plan-Based Awards
     Each of the equity incentive awards reported in the above table was granted under, and is subject to, the terms of the Company’s 2006 Plan. The 2006 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death or, in certain cases, to family members for tax or estate planning purposes.
     Under the terms of the 2006 Plan, if there is a change in control of Pixelworks, each Named Executive Officer’s outstanding awards granted under the plan will generally be assumed by the successor entity, although the Compensation Committee may provide that outstanding options will become fully vested and exercisable in lieu of being assumed. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be cancelled in exchange for the right to receive a cash payment in connection with the change in control transaction.
     In addition, each Named Executive Officer may be entitled to accelerated vesting of his outstanding equity-based awards upon certain terminations of his employment with Pixelworks and/or a change in control of Pixelworks. The terms of this accelerated vesting are described in this section and in the Potential Payments upon Termination or Change in Control section below.
     Once vested, each option will generally remain exercisable until its normal expiration date. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have three months to exercise the vested portion of the option following a voluntary termination of his employment. This period is extended to twelve months if the termination is due to the Named Executive Officer’s death or disability. The options granted to Named Executive Officers during 2009 do not include any dividend rights.
Outstanding Equity Awards at 2009 Fiscal Year-End
     The following tables present option and restricted stock awards outstanding for the Named Executive Officers as of December 31, 2009.
Outstanding Option Awards

	Number of securities			Option
	underlying			exercise	Option
	unexercised options (#)			price	expiration
Name	exercisable	unexercisable		per share	date
Bruce A. Walicek	13,333	-	(1)	$25.29	05/24/15
	2,986	347	(2)	9.00	05/23/16
	2,153	1,180	(3)	4.14	05/22/17
	31,666	—		2.28	01/01/18
	68,334	99,999	(4)	2.31	01/01/18
	25,001	74,999	(5)	0.60	03/23/19
Steven L. Moore	40,278	26,388	(6)	5.25	07/18/17
	10,185	6,481	(7)	2.28	02/28/18
	4,862	3,471	(8)	2.28	03/02/18
	25,001	74,999	(5)	0.60	03/23/19
Tzoyao (T) Chang	—	120,000	(9)	0.72	01/01/19
John Y. Lau	13,333	—		25.50	04/02/11
	16,666	—		49.50	01/02/12
	16,666	—		22.71	01/31/13
	13,333	—		46.23	03/09/14
	8,333	—		28.44	03/04/15
	15,555	1,111	(10)	15.06	02/15/16
	25,000	—		7.47	12/04/16
	10,185	6,481	(7)	2.28	02/28/18
	25,001	74,999	(5)	0.60	03/23/19

	Number of securities			Option
	underlying			exercise	Option
	unexercised options (#)			price	expiration
Name	exercisable	unexercisable		per share	date

Hongmin (Bob) Zhang	2,000	—		$24.75	06/03/12
	50,000	—		27.66	10/01/13
	22,916	—		7.47	12/04/13
	16,666	—		28.44	03/04/15
	33,333	—		7.47	12/04/16
	21,778	1,555	(10)	15.06	02/15/16
	20,370	12,963	(6)	2.28	02/28/18
	25,001	74,999	(4)	0.60	03/23/19

(1)	Options were granted due to Mr. Walicek’s service on the Board of Directors.

(2)	Options were granted due to Mr. Walicek’s service on the Board of Directors. Options vest monthly from January 1, 2010 through May 23, 2010.

(3)	Options were granted due to Mr. Walicek’s service on the Board of Directors. Options vest monthly from January 1, 2010 through May 22, 2011.

(4)	Options vest monthly from January 1, 2010 through December 31, 2011.

(5)	Options vest monthly from January 1, 2010 through March 31, 2012.

(6)	Options vest monthly from January 1, 2010 through July 31, 2011.

(7)	Options vest monthly from January 1, 2010 through February 28, 2011.

(8)	Options vest monthly from January 1, 2010 through March 31, 2011.

(9)	Options vest 30,000 on January 1, 2010, vesting monthly thereafter through January 31, 2013.

(10)	Options vest monthly from January 1, 2010 through February 15, 2010.
Outstanding Restricted Stock Awards

	Number of		Market
	shares or		Value of or
	units of stock		units of stock
Name	unvested		unvested

Bruce A. Walicek	74,999	(1)	$227,997

(1)	Restricted stock vests monthly from January 1, 2010 through March 31, 2012. The “market value” of the shares shown above is determined by multiplying the number of shares reported in the table by $3.04 (the closing price of the Company’s common stock on the last trading day of 2009).

Option Exercises and Stock Vested
     There were no options exercised by any Named Executive Officer during the year ended December 31, 2009. During 2009 Mr. Walicek received an award of 100,000 restricted shares of common stock, of which 25,001 shares vested with an aggregate realized value of $58,036 (based on the fair market value of the Company’s common stock on the date the shares vested) during the year ended December 31, 2009.
Potential Benefits Upon Termination or Change in Control
     The Company has entered into the following arrangements with the Named Executive Officers that provide for severance benefits on certain terminations of employment. In each case, the severance benefits described below are contingent upon the Executive providing a release of claims in favor of the Company.
Walicek Employment Agreement
     In May 2009, the Company entered into an amended and restated Employment Agreement (the “Amended Walicek Agreement”) with Mr. Walicek. The Amended Walicek Agreement provides that, in the event Mr. Walicek is terminated by the Company without “cause” or resigns for “good reason” (as each of those terms is defined in the Amended Walicek Agreement), he will be entitled to the following benefits: (i) severance pay consisting of the higher of Mr. Walicek’s annual base salary then in effect, or $325,000; (ii) severance pay consisting of the higher of Mr. Walicek’s actual target bonus for the then-current year or $325,000; and (iii) payment by the company of Mr. Walicek’s COBRA health insurance premiums for twelve months. In addition, in the event the termination of employment occurs within twelve months of the earlier of a Change of Control or the signing of a Change of Control Agreement that leads to a Change of Control (each as defined in the Amended Walicek Employment Agreement) within twelve months of the signing, Mr. Walicek will receive acceleration of vesting of half of any options and restricted stock awards that are outstanding and unvested as of the employment termination date.
     In the event the severance benefits would be treated as excess parachute payments subject to excise taxes, the benefits would either be reduced to a level that would not trigger the excise taxes or would be paid in full, whichever results in Mr. Walicek retaining a greater benefit on an after-tax basis.
Moore Change of Control Severance Agreement
     In May 2009, the Company entered into an amended and restated Change of Control Severance Agreement (the “Amended Moore Severance Agreement”) with Mr. Moore. The Amended Moore Severance Agreement provides for certain benefits in the event of Mr. Moore’s involuntary termination. An involuntary termination is a termination by the Company without “cause” or by the executive for a “good reason event” (as such terms are defined in the Amended Moore Severance Agreement).
     The Amended Moore Severance Agreement provides that in the event of an involuntary termination (other than at a time that is more than twelve months but less than twenty-four) months following a change of control, Mr. Moore will be entitled to the following benefits: (i) a lump sum cash payment equal to twelve months of base salary and the then current year’s target bonus in effect as of the date of such involuntary termination or, if greater, and such termination is within twelve months of a change of control, as in effect immediately prior to the change of control; (ii) accelerated vesting of stock options granted by the Company to Mr. Moore prior to the involuntary termination or change of control (as applicable) that are then outstanding and would have otherwise vested during the twelve months following the termination; and (iii) the same level of Company-paid health coverage and benefits at the levels in effect on the day preceding the termination for Mr. Moore (and any eligible dependents) until the earlier of when Mr. Moore (and any eligible dependents) is no longer eligible to receive continuation coverage pursuant to COBRA, or twelve months from the date of termination.
     The Amended Moore Severance Agreement also provides that in the event of an involuntary termination during the period between twelve and twenty-four months following a change of control (the “Second Year”), Mr. Moore will be entitled to the following benefits: (i) a lump sum cash payment equal to Mr. Moore’s per month base salary in effect at the time of termination, or if greater, at the time of change in control, multiplied by the number of whole months remaining in the Second Year after the termination occurs; (ii) a lump sum cash payment equal to one-twelfth of the then current year’s target bonus in effect at the time of termination, or if greater, at the time of change in control, multiplied by the number of whole months remaining in the Second Year after the termination occurs; (iii) accelerated vesting of all outstanding stock options granted by the Company to Mr. Moore prior to the change of control that would have otherwise vested during the period after termination equal to the remaining number of whole months in the Second Year; and (iv) the same level of Company-paid health coverage and benefits at the levels in effect on the day preceding the termination for Mr. Moore (and any eligible dependents) for the number of whole months remaining in the Second Year.
     In the event of an involuntarily termination apart from a change in control, Mr. Moore would receive the same benefits as if the termination occurred within twelve months following a change of control, as described above. In this event, the benefits would be calculated as if the date of the change of control were the same as the date of the involuntarily termination.
     In the event the severance benefits under the Amended Moore Severance Agreement would be treated as excess parachute payments subject to excise taxes, the benefits would either be reduced to a level that would not trigger the excise taxes or would be paid in full, whichever results in Mr. Moore retaining a greater benefit on an after-tax basis.
Chan and Zhang Change of Control Severance Agreements
     In 2008, the Company entered into Change of Control Severance Agreements (the “Severance Agreements”) with Mr. Chan and Mr. Zhang. Each Severance Agreement provides for certain benefits in the event of Mr. Chan or Mr. Zhang’s involuntary termination following a change in control of the Company (as defined in the Severance Agreements). An involuntary termination is a termination by the Company without “cause” or by the Executive for a “good reason event” (as such terms are defined in the Severance Agreements).
     The Severance Agreements provide that in the event of an involuntary termination within twelve months following a change of control, Mr. Chan and Mr. Zhang will be entitled to the following benefits: (i) a lump sum cash payment equal to twelve months of base salary as in effect as of the date of such termination or, if greater, as in effect immediately prior to the change of control; (ii) accelerated vesting of stock options granted by the Company to the executive prior to the change of control that would have otherwise vested during the twelve months following the termination; and (iii) the same level of Company-paid health coverage and benefits at the levels in effect on the day preceding the termination of the executive (and any eligible dependents) until the earlier of when the executive (and any eligible dependents) is no longer eligible to receive continuation coverage pursuant to COBRA, or twelve months from the date of termination.
     The Severance Agreements also provide that in the event of an involuntary termination during the period between twelve and twenty-four months following a change of control (the “Second Year”), Mr. Chan and Mr. Zhang will be entitled to the following benefits: (i) a lump sum cash payment equal to the executive’s monthly base salary in effect at the time of termination, or if greater, at the time of change in control, multiplied by the number of whole months remaining in the Second Year after the termination occurs; (ii) accelerated vesting of all outstanding stock options granted by the Company to the executive prior to the Change of Control that would have otherwise vested during the period after termination equal to the remaining number of whole months in the Second Year; and (iii) the same level of Company-paid health coverage and benefits at the levels in effect on the day preceding the termination for the executive (and any eligible dependents) for the number of whole months remaining in the Second Year.
     In the event of an involuntarily termination apart from a change in control, Mr. Chan would receive the same benefits as if the termination occurred within twelve months following a change of control, as described above. In this event, the benefits would be calculated as if the date of the change of control were the same as the date of the involuntarily termination.
     In the event the severance benefits under the Severance Agreement would be treated as excess parachute payments subject to excise taxes, the benefits would either be reduced to a level that would not trigger the excise taxes or would be paid in full, whichever results in the executive retaining a greater benefit on an after-tax basis.
Lau Severance Agreement
     Mr. Lau is entitled to payment for 12 months of base salary and continuation of medical benefits for twelve months if the Company does not provide him a position upon the termination of his expatriate assignment.
Board Resolutions Regarding Change in Control
     On March 22, 2002, the Board adopted resolutions approving a change of control and severance program for executive officers and Directors. Under the terms of the resolutions, upon a change of control, the Company will accelerate the vesting schedule of options held by executive officers or Directors that would have otherwise vested during the next twelve months according to the vesting schedule associated with such options.
     Additionally, upon a change of control and the involuntary termination of an executive officer without cause, or a substantial change in the executive officer’s responsibilities within three months prior to or twelve months following the change of control, the terminated officer will be entitled to severance payments equal to six months base salary and continuation of medical insurance benefits for a period of six months from the date of termination.
     The individual severance agreements described above supersede these resolutions to the extent they provide a greater benefit than the executive would receive under the resolutions.

Total Benefits Potentially Payable
     The following table summarizes benefits that would have been payable to the Executives as of December 31, 2009 had they been terminated without cause or had a change in control and termination without cause occurred as of that date:

	Involuntary termination without cause		Involuntary termination without cause
	not related to change in control		related to change in control
	Estimated total	Estimated total	Estimated total		Estimated total
	value of cash	value of equity	value of cash		value of equity
	payment ($)	acceleration ($)	payment ($)		acceleration ($)

Bruce A. Walicek	$668,521	$—	$668,521		$379,995

Steven L. Moore	249,542	160,103	249,542	(1)	160,103

Tzoyao (T) Chan	255,526	133,400	255,526	(1)	133,400

John Y. Lau	187,511	—	187,511	(1)	146,557

Hongmin (Bob) Zhang	—	—	218,969		166,261

(1)	As noted above, the level of Mr. Moore, Mr. Chan, and Mr. Zhang’s severance benefits in the context of a change of control depend on whether the involuntary termination occurs within twelve months after the change in control. For purposes of this table, we have assumed that the involuntary termination occurred within twelve months after the change in control.
INFORMATION ABOUT OUR EQUITY COMPENSATION PLANS
     The following table provides information as of December 31, 2009 with respect to the shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans:

			Number of
			securities
	Number of		remaining
	securities to be	Weighted	available for
	issued upon	average	issuance under
	exercise of	exercise price	compensation plans
	outstanding	of outstanding	(excluding securities
Plan Category	options (1)	options	in first column) (2)

Equity Compensation Plans
Approved by Shareholders (3)	2,359,616	$5.85	1,515,262
Equity Compensation Plans Not
Approved by Shareholders (4)	128,220	24.11	—

Total	2,487,836	$6.79	1,515,262

(1)	Excludes purchase rights under the 2000 Employee Stock Purchase Plan (the “2000 ESPP”). Under the 2000 ESPP, each eligible employee may purchase shares of the Company’s common stock at semi-annual intervals at a purchase price per share equal to 85% of the lower of (i) the fair market value of the common stock on the offering date or (ii) the fair market value on the semi-annual purchase date.

(2)	Includes 220,735 shares that were available for future issuance under the 2000 ESPP and 1,294,527 shares that were available for future issuance under the 2006 Plan. The shares available for awards under the 2006 Plan are, subject to certain other limits under the plan, generally available for any type of award authorized under that plan, including stock options, stock appreciation rights, restricted and unrestricted stock awards and other stock-based awards. This column does not include the 1,000,000 additional shares that would be available for issuance under the 2006 Plan if shareholders approve the proposed amendments to the 2006 Plan or the 1,300,000 shares that would be available for issuance under the new ESPP if shareholders approve the new ESPP proposal.

(3)	Consists of the Company’s 2006 Stock Incentive Plan, as amended, 1997 Stock Incentive Plan, as amended, and the 2000 ESPP. With the adoption of the 2006 Stock Incentive Plan, the right to issue any awards under the 1997 Stock Incentive Plan was terminated.

(4)	Consists of the Company’s 2001 Nonqualified Stock Option Plan, which allowed for option grants to employees and consultants (not officers and Directors) of the Company; the Equator Technologies, Inc. 1996 Stock Option Plan; and individual stock option plans assumed in connection with our acquisition of Equator Technologies, Inc. With the adoption of the 2006 Plan, the right to issue any awards under these plans was terminated. Each of these plans and arrangements are administered by our Compensation Committee.
INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
     The Audit Committee has appointed KPMG LLP, independent registered public accounting firm, as the Company’s auditor for the year ending December 31, 2010. KPMG LLP has audited the Company since 1997.
Fees Paid to KPMG LLP
     The following table sets forth the aggregate fees paid to KPMG LLP during 2009 and 2008:

	2009	2008

Audit Fees (1)	$430,000	$477,500
Audit-Related Fees	—	—
Tax Fees (2)	7,383	9,913
All Other Fees	—	—

Total	$437,383	$487,413

(1)	Audit Fees: Consists of fees billed for services rendered for the integrated audit of the Company’s annual financial statements and reviews of the Company’s interim condensed consolidated financial statements. Also includes fees billed for reviews of registration statements.

(2)	Tax Fees: Consists of fees billed for tax compliance and preparation services related to certain expatriate employee tax returns.
Pre-Approval of Audit and Permissible Non-Audit Services
     The Audit Committee pre-approves any engagement under which KPMG LLP provides audit or permissible non-audit services to the Company. The Audit Committee has adopted a policy for the pre-approval of these services. Under the policy, pre-approval may be general and apply to services that will be performed over an extended period of time, or specific. General pre-approvals apply for one year.
     The Company’s CFO and KPMG LLP must provide the committee with the following information for each service to be approved: (i) the type of service to be performed; (ii) a detailed description of each particular service; and (iii) a range of fees.
     The authority to pre-approve services may be delegated to one or more designated members of the Audit Committee. If a designated member does pre-approve services, the pre-approval is reported to the full committee at its next regularly scheduled meeting.
     During 2009 and 2008, the Audit Committee pre-approved 100% of the services provided by KPMG LLP.

Audit Committee Report
     The information contained in the report below does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates it by reference therein.
     The Audit Committee currently consists of Daniel Heneghan, chairman, Mark Christensen and C. Scott Gibson. The Audit Committee has the responsibility and authority described in the Pixelworks, Inc. Charter of the Audit Committee of the Board of Directors, which has been approved by the Board. A copy of the Audit Committee Charter is available on our website at www.pixelworks.com. The Board has determined that Mr. Heneghan, Mr. Christensen and Mr. Gibson meet the independence requirements set forth in Rule 10A-3(b)(1) under the Exchange Act and in the applicable rules of NASDAQ. In addition, the Board has determined that both Mr. Heneghan and Mr. Gibson qualify as audit committee financial experts as defined by SEC rules.
     As further described in its charter, the Audit Committee oversees the corporate accounting, financial reporting practices and financial statement audits of the Company. Management has responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors, KPMG LLP (“KPMG”), are responsible for planning and conducting audits in accordance with generally accepted auditing standards and for issuing an opinion about whether the financial statements and our internal controls over financial reporting, are presented fairly, in all material respects, in accordance with generally accepted accounting principles.
     Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent audit firm. The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel, and direction to management and to the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial, and accounting matters.
     In this context, the Audit Committee held six meetings in 2009. At all of these meetings, the Audit Committee met with senior members of the Company’s financial management team and the Company’s independent registered public accounting firm. The Audit Committee held private sessions with the independent registered public accounting firm at four of its meetings, at which candid discussions of financial management, accounting and internal control issues took place.
     The Audit Committee has reviewed and discussed the audited financial statements and the Company’s internal control over financial reporting for the year ended December 31, 2009, with management and KPMG, and management has represented to the Audit Committee that Pixelworks’ audited financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee’s review included a discussion with management of the quality of Pixelworks’ accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Pixelworks’ financial statements, including the disclosures related to critical accounting estimates.
     Additionally, the Audit Committee discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 and ISB Standard No. 1. The Committee

has received from KPMG the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence. The Audit Committee also considered whether the provision of certain permitted non-audit services by KPMG is compatible with KPMG’s independence and discussed KPMG’s independence with KPMG.
     The Audit Committee has also evaluated the performance of KPMG, including, among other things, the amount of fees paid to KPMG for audit services related to the year ended December 31, 2009. Based on its evaluation, the Audit Committee has selected KPMG to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2010.
     Based on the reviews and discussions referred to above, and subject to the limitations of the Audit Committee’s role and responsibilities referred to in the Audit Committee Charter, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
Respectfully submitted,
Daniel Heneghan, Chairman
Mark Christensen
C. Scott Gibson
OTHER BUSINESS
     As of the date of this Proxy Statement, the Board does not know of any other matters to be presented for action by the shareholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the Annual Meeting, proxies held by the Board will be voted on such other matters as determined by a majority of the Board.
DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
     Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in the Company’s 2011 proxy statement. Any such proposal must be received by the Company no later than December 10, 2010. If the Company changes the date of its 2011 annual meeting by more than 30 days from the date of the previous year’s annual meeting, the deadline is a reasonable time before the Company begins to print and send its proxy materials. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities laws. The submission of a shareholder proposal does not guarantee that it will be included in the Company’s proxy statement.
     Alternatively, under the Company’s Second Amended and Restated Bylaws, a proposal or nomination that a shareholder submits outside the processes of SEC Rule 14a-8 must be delivered to or mailed and received at the Company’s principal executive offices by the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of the annual meeting. In the event we provide less than 60 days’ notice or prior public disclosure of the date of the annual meeting, the shareholder proposal or nomination must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder’s submission must include certain specific information concerning the proposal or nominee, as the case may be, in accordance with the Second Amended and Restated Bylaws, including information as to the shareholder’s ownership of common stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at any annual meeting.
     In relation to shareholder proposals and nominations, in certain instances the Company may exercise discretionary voting authority under proxies held by the Board. For instance, if the Company does not receive a shareholder proposal or nomination 60 days prior to the date of the annual meeting (or, in the event the Company provides less than 60 days’ notice or prior public disclosure of the date of the annual meeting, the shareholder proposal or nomination is received later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made), the Company may exercise discretionary voting authority under proxies held by the Board on such shareholder proposal. However, if the Company changes the date of its 2011 annual meeting by more than 30 days from the date of the previous year’s annual meeting and the shareholder submits the proposal or nomination pursuant to Rule 14a-8, the Company may exercise discretionary voting authority if the proposal or nomination is not received in a reasonable time before the Company begins to print and send its proxy materials. In addition, even if the Company is notified of a shareholder proposal or nomination within the time requirements discussed above, if the shareholder does not comply with certain requirements of the Exchange Act, the Company may exercise discretionary voting authority under proxies held by the Board on such shareholder proposal or nomination if the Company includes advice in its proxy statement on the nature of the matter and how the Company intends to exercise its discretion to vote on the matter.
ADDITIONAL INFORMATION
     We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are not deemed to be incorporated by reference into this Proxy Statement. You may read and copy any documents filed by us at the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov. In addition, we make available on our Internet website at www.pixelworks.com free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K as soon as practicable after we electronically file such reports with the SEC. Additionally, the Company will provide, without charge, on the written request of any beneficial owner of shares of the Company’s common stock entitled to vote at the Annual Meeting, a copy of the Company’s Annual Report as filed with the SEC on Form 10-K for the year ended December 31, 2009. Written requests should be mailed to the Secretary, 16760 SW Upper Boones Ferry Road, Ste 101, Portland, Oregon, 97224.

BY ORDER OF THE BOARD OF DIRECTORS
Bruce A. Walicek
President and Chief Executive Officer

San Jose, California
April 12, 2010

APPENDIX A
PIXELWORKS, INC.
AMENDED AND RESTATED 2006 STOCK INCENTIVE PLAN
1. Purposes of the Plan. The purposes of this Stock Incentive Plan are to attract, retain and reward individuals who can and do contribute to the Company’s success by providing Employees and Consultants an opportunity to share in the equity of the Company and to more closely align their interests with the Company and its shareholders.
2. Definitions. As used herein, the following definitions shall apply:
     2.1. “Administrator” shall mean the Board or any of its Committees appointed to administer the Plan, in accordance with Section 4.1.
     2.2. “Award” shall mean an award of an Option, SAR or Sale of Shares under the Plan.
     2.3. “Award Agreement” shall mean a written agreement between the Company and a Grantee evidencing the terms and conditions of an individual Award grant. The Award Agreement is subject to the terms and conditions of the Plan.
     2.4. “Board” shall mean the Board of Directors of the Company.
     2.5. “Code” shall mean the Internal Revenue Code of 1986, as amended.
     2.6. “Committee” shall mean a committee appointed by the Board in accordance with Section 4.1 of the Plan.
     2.7. “Common Stock” shall mean the common stock of the Company.
     2.8. “Company” shall mean Pixelworks, Inc., an Oregon corporation.
     2.9. “Consultant” shall mean any non-Employee who is engaged by the Company or any Parent or Subsidiary to render consulting services and is compensated for such consulting services and any Director of the Company whether compensated for such services or not.
     2.10. “Continuous Status as an Employee or Consultant” shall mean the absence of any interruption or termination of service as an Employee or Consultant. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of: (i) any sick leave, military leave, or any other leave of absence approved by the Company; provided, however, that for purposes of Incentive Stock Options, any such leave is for a period of not more than ninety days or reemployment upon the expiration of such leave is guaranteed by contract or statute, provided, further, that on the ninety-first day of such leave (where re-employment is not guaranteed by contract or statute) the Grantee’s Incentive Stock Option shall automatically convert to a Nonqualified Stock Option; or (ii) transfers between locations of the Company or between the Company, its Parent, its Subsidiaries or its successor.
     2.11. “Director” shall mean a member of the Board.

     2.12. “Disability” shall mean total and permanent disability as defined in Section 22(e)(3) of the Code.
     2.13. “Employee” shall mean any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary. Neither the payment of a director’s fee by the Company nor service as a Director or Consultant shall be sufficient to constitute “employment” by the Company.
     2.14. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     2.15. “Fair Market Value” shall mean, as of any date, the value of a Share determined as follows:
     2.15.1. If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or the Nasdaq SmallCap Market of the Nasdaq Stock Market, Fair Market Value shall be the closing sales price for a Share (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; provided, if the date of determination does not fall on a day on which the Common Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Common Stock was so traded prior to the date of determination, or such other appropriate day as shall be determined by the Administrator, in its sole discretion;
     2.15.2. If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, Fair Market Value shall be the mean between the high bid and low asked prices for a Share on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; provided, if the date of determination does not fall on a day on which the Common Stock has been so quoted, the date on which the Fair Market Value shall be established shall be the last day on which the Common Stock was so quoted prior to the date of determination, or such other appropriate day as shall be determined by the Administrator, in its sole discretion;
     2.15.3. In the absence of an established market for the Common Stock, the Fair Market Value of a Share shall be determined in good faith by the Administrator.
     2.16. “Grantee” shall mean an Employee or Consultant who has been granted an Award hereunder, or the permitted successor or legal representative of such Employee or Consultant.
     2.17. “Incentive Stock Option” shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
     2.18. “Nonqualified Stock Option” shall mean an Option not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
     2.19. “Notice of Grant” shall mean a written notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Award Agreement.
     2.20. “Officer” shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

     2.21. “Option” shall mean an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to the Plan.
     2.22. “Optioned Stock” shall mean the Shares subject to an Option or Stock Appreciation Right.
     2.23. “Parent” shall mean a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
     2.24. “Plan” shall mean this Amended and Restated 2006 Stock Incentive Plan.
     2.25. “Rule 16b-3” shall mean Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
     2.26. “Sale” or “Sold” shall include, with respect to the sale of Shares under the Plan, the sale of Shares for any form of consideration specified in Section 8.2, as well as a grant of Shares for consideration in the form of past or future services. For purposes of clarity, a “Sale“of Shares or Shares “Sold” shall include, without limitation, awards of stock bonuses, restricted stock, stock units, performance stock, performance units or similar rights to acquire Shares, whether upon the passage of time, the occurrence of one or more events, the satisfaction of performance criteria or other conditions, or any combination thereof.
     2.27. “Share” shall mean a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.
     2.28. “Stock Appreciation Right” or “SAR” shall mean a right to receive from the Company, with respect to each Share as to which the SAR is exercised, payment in an amount equal to the excess of the Share’s Fair Market Value on the exercise date over its Fair Market Value on the date the SAR was granted. Such payment will be made solely in Shares valued at Fair Market Value on the exercise date.
     2.29. “Subsidiary” shall mean a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
3. Stock Subject to the Plan.
     3.1. Subject to the provisions of Section 3.2 below and the provisions of Section 11 of the Plan, the maximum aggregate number of Shares which may be subject to Awards under the Plan is 4,483,3331 shares. (All share limits in the Plan are presented after giving effect to the Company’s 1-for-3 stock split in June 2008.) The Shares may be authorized, but unissued, or reacquired Common Stock. Shares issued in respect of any “full-value award” granted under the Plan shall be counted against the foregoing share limit for the Plan as 1.33 shares for every one share issued in connection with such award. (For example, if a stock bonus of 100 shares of Common Stock is granted under the Plan, 133 shares shall be charged against the share limit in connection with that award.) For this purpose, a “full-value award” means any Award under the Plan that is not an Option or SAR.
     3.2. If an Option or SAR should expire, or become unexercisable for any reason, or is otherwise terminated or forfeited, without having been exercised in full, the Optioned Stock

[1]	The current aggregate share limit for the Plan is 3,483,333 shares. Shareholders are being asked to approve amendments to this Plan that would increase this aggregate Share Limit by an additional 1,000,000 shares (so that the new aggregate share limit for the Plan would be 4,483,333 shares).

which was subject thereto shall, unless the Plan shall have been terminated, become available for future Option or SAR grants and/or Sales under the Plan. If any Shares issued pursuant to a Sale or exercise of an Option or SAR shall be reacquired, canceled or forfeited for any reason, such Shares shall become available for future Option or SAR grants and/or Sales under the Plan, unless the Plan shall have been terminated. If any reacquired, canceled or forfeited Shares were originally issued upon exercise of an Incentive Stock Option, then once so reacquired, canceled or forfeited, such Shares shall not be considered to have been issued for purposes of applying the limitation set forth in Section 3.3 below. Notwithstanding the foregoing, the following shares of Stock may not again be made available for issuance as awards under the Plan: (i) shares of Stock not issued or delivered as a result of the net settlement of an outstanding Option or SAR, (ii) shares of Stock used to pay the exercise price or withholding taxes related to an outstanding award, or (iii) shares of Stock repurchased on the open market with the proceeds of the exercise price of an Option.
     3.3. Notwithstanding any other provision of this Section 3, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall be 4,483,3332.
4. Administration of the Plan.
     4.1. Procedure.
     4.1.1. Multiple Administrative Committees. If permitted by Rule 16b-3, the Plan may be administered by different Committees with respect to Directors, Officers who are not Directors, and Employees who are neither Directors nor Officers.
     4.1.2. Administration With Respect to Directors and Officers Subject to Section 16(b). With respect to Award grants to Employees who are also Officers or Directors subject to Section 16(b) of the Exchange Act, the Plan shall be administered by (A) the Board, if the Board may administer the Plan in compliance with the rules governing a plan intended to qualify as a discretionary plan under Rule 16b-3, or (B) a Committee designated by the Board to administer the Plan, which Committee shall be constituted to comply with the rules, if any, governing a plan intended to qualify as a discretionary plan under Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by the rules, if any, governing a plan intended to qualify as a discretionary plan under Rule 16b-3. With respect to persons subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan or action by the Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Administrator.
     4.1.3. Administration With Respect to Other Persons. With respect to Award grants to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by the Board or a Committee designated by the Board, which Committee shall be constituted to satisfy the legal requirements relating to the administration of stock option plans under applicable corporate and securities laws and the Code. Once appointed, such Committee shall serve in its designated capacity until otherwise directed by the Board. The

[2]	Shareholders are being asked to approve an increase in this limit from 3,483,333 shares to 4,483,333 shares.

Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by the legal requirements relating to the administration of stock option plans under state corporate and securities laws and the Code.
     4.2. Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:
     4.2.1. to grant Awards or SARs;
     4.2.2. to authorize Sales of Shares hereunder;
     4.2.3. to determine, upon review of relevant information, the Fair Market Value of a Share;
     4.2.4. to determine the exercise/purchase price per Share of Options or SARs to be granted or Shares to be Sold, which exercise/purchase price shall be determined in accordance with Section 8.1 of the Plan;
     4.2.5. to determine the Employees or Consultants to whom, and the time or times at which, Options or SARs shall be granted and the number of Shares to be represented by each Option or SAR;
     4.2.6. to determine the Employees or Consultants to whom, and the time or times at which, Shares shall be Sold and the number of Shares to be Sold;
     4.2.7. to administer and interpret the Plan;
     4.2.8. to prescribe, amend and rescind rules and regulations relating to the Plan;
     4.2.9. to determine the terms and provisions of each Option or SAR granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each Option or SAR;
     4.2.10. to determine the terms and provisions of each Sale of Shares (which need not be identical) and, with the consent of the purchaser thereof, modify or amend each Sale;
     4.2.11. to accelerate (with the consent of the Grantee) the exercise date of any Option;
     4.2.12. to accelerate (with the consent of the Grantee or purchaser of Shares) the vesting restrictions applicable to Shares Sold or Options or SARs granted under the Plan;
     4.2.13. to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option, SAR or Sale of Shares previously granted or authorized by the Administrator;
     4.2.14. to determine the transfer or vesting restrictions, repurchase rights or other restrictions applicable to Shares issued under the Plan;
     4.2.15. to establish, on a case-by-case basis, different terms and conditions pertaining to exercise or vesting rights upon termination of employment, but only at the time of an Option or SAR grant or Sale of Shares;

     4.2.16. to approve forms for use under the Plan; and
     4.2.17. to make all other determinations deemed necessary or advisable for the administration of the Plan.
Notwithstanding any other provision herein, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without shareholder approval.
     4.3. Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Grantees and any other holders of any Shares Sold under the Plan.
5. Eligibility.
     5.1. Persons Eligible. Awards may be granted only to Employees and Consultants. Incentive Stock Options may be granted only to Employees. An Employee or Consultant who has been granted an Award may, if he or she is otherwise eligible, be granted additional Awards.
     5.2. ISO Limitation. To the extent that the aggregate Fair Market Value of Shares subject to a Grantee’s Incentive Stock Options granted by the Company, any Parent or Subsidiary which become exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonqualified Stock Options. For purposes of this Section 5.2, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time of grant.
     5.3. Section 5.2 Limitations. Section 5.2 of the Plan shall apply only to an Option evidenced by an Award Agreement which sets forth the intention of the Company and the Grantee that such Option shall qualify as an Incentive Stock Option. Section 5.2 of the Plan shall not apply to any Option evidenced by an Award Agreement which sets forth the intention of the Company and the Grantee that such Option shall be a Nonqualified Stock Option.
     5.4. No Right to Continued Employment. The Plan shall not confer upon any Grantee any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with his or her right or the Company’s right to terminate their employment or consulting relationship at any time, with or without cause.
     5.5. Other Limitations. The following limitations shall apply to grants of Options or SARs to Employees:
     5.5.1. No Employee shall be granted, in any fiscal year of the Company, Options or SARs to acquire more than 250,0003 Shares.

[3]	The current annual limit on grants of Options and SARs to any one individual under this Plan is 100,000 shares, with an additional 100,000 shares being available for grants of Options and SARs to an individual in connection with his or her initial employment with the Company or a Parent or Subsidiary. Shareholders are being asked to approve an increase in each of these limits from 100,000 shares to 250,000 shares.

     5.5.2. In connection with his or her initial employment, an Employee may be granted Options or SARs for up to an additional 250,0003 Shares which shall not count against the limit set forth in subsection 5.5.1 above.
     5.5.3. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 11.
6. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company as described in Section 17 of the Plan. It shall continue in effect for a term of ten (10) years, unless sooner terminated under Section 13 of the Plan. However, if the Company’s shareholders approve an increase in the number of Shares available for issuance under section 3.1, such approval shall be deemed the adoption of a new plan with respect to the increased number of Shares, which may be issued for a term of ten (10) years following the date of such shareholder approval.
7. Term of Options and SARs. The term of each Option and SAR shall be stated in the Notice of Grant; provided, however, that in no event shall the term of any Option or SAR exceed six (6) years from the date of grant. However, in the case of an Incentive Stock Option granted to a Grantee who, on the date the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Notice of Grant.
8. Exercise/Purchase Price and Consideration.
     8.1. Exercise/Purchase Price. The per Share exercise/purchase price for the Shares to be issued pursuant to exercise of an Option or SAR or a Sale of Shares shall be such price as is determined by the Administrator, but shall be subject to the following:
     8.1.1. In the case of an Incentive Stock Option
          (1) granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be at least one hundred ten percent (110%) of the Fair Market Value on the date of the grant.
          (2) granted to any other Employee, the per Share exercise price shall be at least one hundred percent (100%) of the Fair Market Value on the date of grant.
     8.1.2. In the case of a Nonqualified Stock Option, SAR or Sale, the per Share exercise/purchase price shall be at least one hundred percent (100%) of the Fair Market Value on the date of grant or Sale, as the case may be.
     8.2. Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option or pursuant to a Sale, including the method of payment, shall be determined by the Administrator. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist of:
     8.2.1. cash;
     8.2.2. check;

     8.2.3. promissory note;
     8.2.4. transfer to the Company of Shares which
          (1) in the case of Shares acquired upon exercise of an Option, have been owned by the Grantee for more than six months on the date of transfer, and
          (2) have a Fair Market Value on the date of transfer equal to the aggregate exercise price of the Shares to be acquired;
     8.2.5. if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price;
     8.2.6. such other consideration and method of payment for the issuance of Shares to the extent permitted by legal requirements relating to the administration of stock option plans and issuances of capital stock under applicable corporate and securities laws and the Code; or
     8.2.7. any combination of the foregoing methods of payment.
     If the Fair Market Value of the number of whole Shares transferred or the number of whole Shares surrendered is less than the total exercise price of the Option, the shortfall must be made up in cash or by check. Notwithstanding the foregoing provisions of this Section 8.2, the consideration for Shares to be issued pursuant to a Sale may not include, in whole or in part, the consideration set forth in subsection 8.2.5 above.
9. Exercise of Option or SAR.
     9.1. Procedure for Exercise; Rights as a Shareholder. Any Option or SAR granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, including performance criteria with respect to the Company and/or the Grantee, and as shall be permissible under the terms of the Plan.
     An Option or SAR may not be exercised for a fraction of a Share. If the exercise of a SAR would result in the issuance of a fractional Share, the Shares to be issued shall be rounded to the nearest whole Share.
     An Option or SAR shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option or SAR by the Grantee and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under the Award Agreement and Section 8.2 of the Plan. Each Grantee who exercises an Option or SAR shall, upon notification of the amount due (if any) and prior to or concurrent with delivery of the certificate representing the Shares, pay to the Company amounts necessary to satisfy applicable federal, state and local tax withholding requirements. A Grantee must also provide a duly executed copy of any stock transfer agreement then in effect and determined to be applicable by the Administrator. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock represented by such stock certificate, notwithstanding the exercise of the Option or SAR. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 of the Plan. Subject to section 3, exercise of an Option or settlement of a SAR shall decrease the number of Shares thereafter available, both for purposes of the Plan and for issuance under the Option or SAR by the number of Shares issued upon such exercise.
     9.2. Termination of Employment or Consulting Relationship. In the event that a Grantee’s Continuous Status as an Employee or Consultant terminates (other than upon the Grantee’s death or Disability), the Grantee may exercise his or her Option or SAR, but only within such period of time as is determined by the Administrator, and only to the extent that the Grantee was entitled to exercise it at the date of termination (but in no event later than the expiration of the term of such Option or SAR as set forth in the Notice of Grant). In the case of an Incentive Stock Option, the Administrator shall determine such period of time (in no event to exceed three (3) months from the date of termination) when the Option is granted. If, at the date of termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the unexercisable portion of the Option or SAR shall, unless otherwise expressly provided by the Administrator, terminate on the date of such termination and the Shares covered by such portion shall revert to the Plan. If, after termination, the Grantee does not exercise the remaining portion of his or her Option or SAR within the time specified by the Administrator, such portion of the Option or SAR shall terminate, and the Shares covered by such portion shall revert to the Plan.
     9.3. Disability of Grantee. In the event that a Grantee’s Continuous Status as an Employee or Consultant terminates as a result of the Grantee’s Disability, the Grantee may exercise his or her Option or SAR at any time within twelve (12) months from the date of such termination, but only to the extent that the Grantee was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of such Option or SAR as set forth in the Notice of Grant). If, at the date of termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the unexercisable portion of the Option or SAR shall, unless otherwise expressly provided by the Administrator, terminate on the date of such termination and the Shares covered by such portion shall revert to the Plan. If, after termination, the Grantee does not exercise the remaining portion of his or her Option or SAR within the time specified herein, such portion of the Option or SAR shall terminate, and the Shares covered by such portion shall revert to the Plan.
     9.4. Death of Grantee. In the event of the death of a Grantee, the Option or SAR may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration of the term of such Option or SAR as set forth in the Notice of Grant), by the Grantee’s estate or by a person who acquired the right to exercise the Option or SAR by bequest or inheritance, but only to the extent that the Grantee was entitled to exercise the Option or SAR at the date of death. If, at the time of death, the Grantee was not entitled to exercise his or her entire Option or SAR, the unexercisable portion of the Option or SAR shall, unless otherwise expressly provided by the Administrator, terminate on the date of such termination and the Shares covered by such portion shall revert to the Plan. If, after death, the Grantee’s estate or a person who acquired the right to exercise the Option or SAR by bequest or inheritance does not exercise the remaining portion of the Option or SAR within the time specified herein, such portion of the Option or SAR shall terminate, and the Shares covered by such portion shall revert to the Plan.
     9.5. Rule 16b-3. Options or SARs, as well as Sales of Shares, granted to persons subject to Section 16(b) of the Exchange Act must comply with Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

10. Nontransferability of Awards. Except as otherwise specifically provided in the Award Agreement, an Award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will, or by the laws of descent and distribution, and may be exercised during the lifetime of the Grantee only by the Grantee or, if incapacitated, by his or her legal guardian or legal representative.
11. Adjustments Upon Changes in Capitalization or Merger.
     11.1. Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Award and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.
     11.2. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, each outstanding Award will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrator. The Administrator may, in the exercise of its sole discretion in such instances, declare that any Award shall terminate as of a date fixed by the Board and, in the case of Options and SARs, give each Grantee the right to exercise Grantee’s Option or SAR as to all or any part of the Optioned Stock subject to the Option or SAR, including Shares as to which the Option or SAR would not otherwise be exercisable.
     11.3. Merger or Asset Sale. Except as otherwise provided in an Award Agreement, in the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Award shall be assumed or an equivalent award shall be substituted by such successor corporation or a Parent or Subsidiary of such successor corporation, unless the Administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that, in the case of Options and SARs, each Grantee shall have the right to exercise the Grantee’s Options or SARs as to all or any part of the Optioned Stock subject to the Option or SAR, including Shares as to which the Option or SAR would not otherwise be exercisable. If the Administrator determines that an Option or SAR shall be exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Grantee that the Option or SAR shall be so exercisable for a period of thirty (30) days from the date of such notice or such shorter period as the Administrator may specify in the notice, and the Option or SAR will terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed or substituted if, following the merger or sale of assets, the Option or SAR confers the right to purchase, for each Share of Optioned Stock subject to the Option or SAR immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of Optioned Stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent substantially equal in Fair Market Value to the per share consideration received by holders of Common Stock in the merger or sale of assets. The determination of such substantial equality of value of consideration shall be made by the Administrator and its determination shall be conclusive and binding.
12. Time of Granting Awards. The date of grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination granting such Award (or such later date as the Administrator may establish at the time of granting the Award). Notice of the determination shall be given to each Grantee within a reasonable time after the date of such grant.
13. Amendment and Termination of the Plan.
     13.1. Amendment and Termination. The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable.
     13.2. Shareholder Approval. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Rule 16b-3 or with Section 422 of the Code (or any successor rule or statute or other applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted). Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.
     13.3. Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Awards already granted, and such Awards shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Administrator.
14. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option, SAR or a Sale unless the exercise of such Option, SAR or consummation of the Sale and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, applicable state securities laws, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange (including NASDAQ) upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.
15. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
16. Liability of Company.
     16.1. Inability to Obtain Authority. Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
     As a condition to the exercise of an Option or SAR or a Sale, the Company may require the person exercising such Option or SAR or to whom Shares are being Sold to represent and warrant at the time of any such exercise or Sale that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.
     16.2. Grants Exceeding Allotted Shares. If the grant of an Award causes the aggregate number of Shares previously issued under the Plan and subject to then-outstanding Awards under the Plan to exceed, as of the date of grant, the number of Shares which may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess Shares, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 13 of the Plan.
17. Shareholder Approval. Continuance of the Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such shareholder approval shall be obtained in the manner and to the degree required under applicable federal and state law.
18. Tax Withholding. Upon any exercise, vesting, or payment of any Award, or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, the Company or one of its Subsidiaries shall have the right at its option to:
(a) require the Grantee (or the Grantee’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Company or one of its Subsidiaries may be required to withhold with respect to such Award event or payment; or
(b) deduct from any amount otherwise payable in cash (whether related to the Award or otherwise) to the Grantee (or the Grantee’s personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Company or one of its Subsidiaries may be required to withhold with respect to such Award event or payment.
In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under the Plan, the Administrator may in its sole discretion (subject to Section 14) require or grant (either at the time of the Award or thereafter) to the Grantee the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Company reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their Fair Market Value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law.
19. Plan Not Funded. Awards payable under the Plan shall be payable in shares or from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No Grantee, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Company or one of its Subsidiaries by reason of any Award hereunder. Neither the provisions of the Plan (or of any related documents), nor the creation or adoption of the Plan, nor any action taken pursuant to the provisions of the Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or one of its Subsidiaries and any Grantee, beneficiary or other person. To the extent that a Grantee, beneficiary or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.
20. Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator, a Grantee shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 11.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of delivery.
21. Governing Law; Severability; Headings. The Plan, the Awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Oregon. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of the Plan shall continue in effect. Captions and headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
22. No Corporate Action Restriction. The existence of the Plan, the Award Agreements and the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Company or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Company or any Subsidiary, (d) any dissolution or liquidation of the Company or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Company or any Subsidiary, or (f) any other corporate act or proceeding by the Company or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Company or any employees, officers or agents of the Company or any Subsidiary, as a result of any such action.

APPENDIX B
PIXELWORKS, INC.
EMPLOYEE STOCK PURCHASE PLAN
1.	PURPOSE

The purpose of this Plan is to assist Eligible Employees in acquiring a stock ownership interest in the Corporation, at a favorable price and upon favorable terms, pursuant to a plan which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. This Plan is also intended to encourage Eligible Employees to remain in the employ of the Corporation or a Participating Subsidiary and to provide them with an additional incentive to advance the best interests of the Corporation.

2.	DEFINITIONS

Capitalized terms used herein which are not otherwise defined shall have the following meanings.
“Account” means the bookkeeping account maintained by the Corporation, or by a recordkeeper on behalf of the Corporation, for a Participant pursuant to Section 7(a).

“Board” means the Board of Directors of the Corporation.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Commission” means the U.S. Securities and Exchange Commission.

“Committee” means the committee appointed by the Board to administer this Plan pursuant to Section 12.

“Common Stock” means the common stock, par value $0.001 per share, of the Corporation, and such other securities or property as may become the subject of Options pursuant to an adjustment made under Section 17.

“Compensation” means an Eligible Employee’s regular earnings and shall not include any overtime pay, sick pay, shift differential, shift premium, vacation pay, cash incentive compensation, commissions or cash bonuses. Compensation also includes any amounts contributed as salary reduction contributions to a plan qualifying under Section 401(k), 125 or 129 of the Code. Any other form of remuneration is excluded from Compensation, including (but not limited to) the following: prizes, awards, relocation or housing allowances, stock option exercises, stock appreciation right payments, the vesting or grant of restricted stock, the payment of stock units, performance awards, auto allowances, tuition reimbursement, perquisites, non-cash compensation and other forms of imputed income. Notwithstanding the foregoing, Compensation shall not include any amounts deferred under or paid from any nonqualified deferred compensation plan maintained by the Corporation or any Subsidiary.

“Contributions” means the bookkeeping amounts credited to the Account of a Participant pursuant to this Plan, equal in amount to the amount of Compensation that the Participant has elected to contribute for the purchase of Common Stock under and in accordance with this Plan.

“Corporation” means Pixelworks, Inc., an Oregon corporation, and its successors.

“Effective Date” means the date on which this Plan is initially approved by the shareholders of the Corporation.

“Eligible Employee” means any employee of the Corporation, or of any Subsidiary which has been designated in writing by the Committee as a “Participating Subsidiary.” Notwithstanding the foregoing, “Eligible Employee” shall not include any employee whose customary employment is twenty (20) hours or less per week.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” on any date means:
(a)	if the Common Stock is listed or admitted to trade on a national securities exchange, the closing price of a share of Common Stock on such date on the principal national securities exchange on which the Common Stock is so listed or admitted to trade, or, if there is no trading of the Common Stock on such date, then the closing price of a share of Common Stock on such exchange on the next preceding date on which there was trading in the shares of Common Stock;

(b)	in the absence of exchange data required to determine Fair Market Value pursuant to the foregoing, the value as established by the Committee as of the relevant time for purposes of this Plan.
“Grant Date” means, with respect to an Offering Period, the first day of that Offering Period.

“Individual Limit” has the meaning given to such term in Section 4(b).

“Offering Period” means the period of eighteen (18) consecutive months commencing on each Grant Date as provided in Section 5; provided, however, that the Committee may declare, as it deems appropriate and in advance of the applicable Offering Period, a shorter (not to be less than three months) Offering Period or a longer (not to exceed 27 months) Offering Period.

“Option” means the stock option to acquire shares of Common Stock granted to a Participant pursuant to Section 8.

“Option Price” means the per share exercise price of an Option as determined in accordance with Section 8(b).

“Parent” means any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation in which each corporation (other than the Corporation) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one or more of the other corporations in the chain.

“Participant” means an Eligible Employee who has elected to participate in this Plan and who has filed a valid and effective Subscription Agreement to make Contributions pursuant to Section 6.

“Participating Subsidiary” shall have the meaning given to such term in Section 19(c).

“Plan” means this Pixelworks, Inc. Employee Stock Purchase Plan, as it may be amended or restated from time to time.

“Purchase Date” means, with respect to a Purchase Period, the last day of that Purchase Period.

“Purchase Period” has the meaning set forth in Section 5.

“Subscription Agreement ” means the written agreement filed by an Eligible Employee with the Corporation pursuant to Section 6 to participate in this Plan.

“Subsidiary” means any corporation (other than the Corporation) in an unbroken chain of corporations (beginning with the Corporation) in which each corporation (other than the last corporation) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one or more of the other corporations in the chain.
3.	ELIGIBILITY

Any person employed as an Eligible Employee as of the beginning of any given Offering Period (and who is not a Participant in any Offering Period then in effect) shall be eligible to participate in such Offering Period, subject to the Eligible Employee satisfying the requirements of Section 6.

4.	STOCK SUBJECT TO THIS PLAN; SHARE LIMITATIONS
(a)	Aggregate Share Limit. Subject to the provisions of Section 17, the capital stock that may be delivered under this Plan will be shares of the Corporation’s authorized but unissued Common Stock. The maximum number of shares of Common Stock that may be delivered pursuant to Options granted under this Plan is 1,300,000 shares, subject to adjustments pursuant to Section 17.

(b)	Individual Share Limit. The maximum number of shares of Common Stock that any one individual may acquire upon exercise of his or her Option with respect to any one Purchase Period is 3,000, subject to adjustments pursuant to Section 17 (the “Individual Limit”). The Committee may amend the Individual Limit, effective no earlier than the first Purchase Period commencing after the adoption of such amendment, without shareholder approval.

(c)	Shares Not Actually Delivered. Shares that are subject to or underlie Options, which for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again, except to the extent prohibited by law, be available for subsequent Options under this Plan.
5.	OFFERING AND PURCHASE PERIODS
(a)	Offering Periods. During the term of this Plan, the Corporation will grant Options to purchase shares of Common Stock in each Offering Period to all Participants in that Offering Period. Unless otherwise specified by the Committee in advance of a particular Offering Period, each Offering Period will be of eighteen (18) months duration, with the first such Offering Period to commence on August 1, 2010, and a new Offering Period shall commence on each February 1 or August 1 thereafter such that more than one Offering Period may be in effect at any one time; provided, however, that no Eligible Employee may be a Participant in, or hold an outstanding Option with respect to, more than one Offering Period at any one time. In the event that the Fair Market Value of the Common Stock on any Purchase Date during an Offering Period is lower than the Fair Market Value of the Common Stock on the Grant Date of that Offering Period, that Offering Period will terminate on such Purchase Date, and each Participant in such terminated Offering Period will be automatically enrolled in the new Offering Period that commences on the February 1 or August 1, as applicable, that immediately follows such Purchase Date. Each Option shall become effective on the Grant Date of the Offering Period with respect to which the Option is granted. The term of each Option shall be the duration of the related Offering Period and shall end on the Purchase Date for the third and final Purchase Period of that Offering Period. Offering Periods shall continue until this Plan is terminated in accordance with Section 18 or 19, or, if earlier, until no shares of Common Stock remain available for Options pursuant to Section 4.

(b)	Purchase Periods. Unless otherwise specified by the Committee in advance of a particular Offering Period, each Offering Period will consist of three (3) Purchase Periods, and each Purchase Period will be of six (6) months duration. Purchase Periods shall commence each February 1 and August 1 and shall end the immediately following July 31 or January 31, respectively.
6.	PARTICIPATION
(a)	Enrollment. An Eligible Employee may become a participant in this Plan by completing a Subscription Agreement on a form approved by and in a manner prescribed by the Committee (or its delegate). To become effective, a Subscription Agreement must be signed by the Eligible Employee and be filed with the Corporation at the time specified by the Committee, but in all cases prior to the start of the Offering Period with respect to which it is to become effective, and must set forth a whole percentage (or, if the Committee so provides, a stated amount) of the Eligible Employee’s Compensation to be credited to the Participant’s Account as Contributions each pay period.

(b)	Contribution Limits. Notwithstanding the foregoing, a Participant may not elect to contribute less than one percent (1%) nor more than ten percent (10%) (or such other limit as the Committee may establish prior to the start of the applicable

Offering Period) of his or her Compensation during any one pay period as Plan Contributions. The Committee also may prescribe other limits, rules or procedures for Contributions.

(c)	Content and Duration of Subscription Agreements. Subscription Agreements shall contain the Eligible Employee’s authorization and consent to the Corporation’s withholding from his or her Compensation the amount of his or her Contributions. An Eligible Employee’s Subscription Agreement, and his or her participation election and withholding consent thereon, shall remain valid for all Offering Periods until (1) the Eligible Employee’s participation terminates pursuant to the terms hereof, (2) the Eligible Employee files a new Subscription Agreement that becomes effective, or (3) the Committee requires that a new Subscription Agreement be executed and filed with the Corporation.
7.	METHOD OF PAYMENT OF CONTRIBUTIONS
(a)	Participation Accounts. The Corporation shall maintain on its books, or cause to be maintained by a recordkeeper, an Account in the name of each Participant. The percentage of Compensation elected to be applied as Contributions by a Participant shall be deducted from such Participant’s Compensation on each payday during the period for payroll deductions set forth below and such payroll deductions shall be credited to that Participant’s Account as soon as administratively practicable after such date. A Participant may not make any additional payments to his or her Account. A Participant’s Account shall be reduced by any amounts used to pay the Option Price of shares acquired, or by any other amounts distributed pursuant to the terms hereof.

(b)	Payroll Deductions. Subject to such other rules as the Committee may adopt, payroll deductions with respect to an Offering Period shall commence as of the first day of the payroll period which coincides with or immediately follows the applicable Grant Date and shall end on the last date of the payroll period which coincides with or immediately precedes the applicable Purchase Date, unless sooner terminated by the Participant as provided in Section 7(d) or until his or her participation terminates pursuant to Section 11.

(c)	Changes in Contribution Elections for Next Purchase Period. A Participant may discontinue, increase, or decrease the level of his or her Contributions (within the Plan limits) by completing and filing with the Corporation, on such terms as the Committee (or its delegate) may prescribe, a new Subscription Agreement which indicates such election. Subject to any other timing requirements that the Committee may impose, an election pursuant to this Section 7(c) shall be effective with the first Purchase Period that commences after the Corporation’s receipt of such election. Except as contemplated by Section 7(d) and 7(e), changes in Contribution levels may not take effect during a Purchase Period. Other modifications or suspensions of Subscription Agreements are not permitted.

(d)	Withdrawal During an Offering Period. A Participant may terminate his or her Contributions during an Offering Period (and receive a distribution of the balance of his or her Account in accordance with Section 11) by completing and filing with the Corporation, in such form and on such terms as the Committee (or its delegate) may prescribe, a written withdrawal form which shall be signed by the Participant. Such termination shall be effective as soon as administratively practicable after its receipt by the Corporation. A withdrawal election pursuant to this Section 7(d) with respect to an Offering Period shall only be effective for a particular Purchase Period, however, if it is received by the Corporation prior to the Purchase Date of that Purchase Period (or such earlier deadline that the Committee may reasonably require to process the withdrawal prior to the applicable Purchase Date). Partial withdrawals of Accounts are not permitted.

(e)	Discontinuance of Contributions During a Purchase Period. A Participant may discontinue his or her Contributions at any time during a Purchase Period by completing and filing with the Corporation, on such terms as the Committee (or its delegate) may prescribe, a new Subscription Agreement which indicates such election. If a Participant elects to discontinue his or her Contributions pursuant to this Section 7(e), the Contributions previously credited to the Participant’s Account for that Purchase Period shall be used to exercise the Participant’s Option as of the applicable Purchase Date in accordance with Section 9 (unless the Participant makes a timely withdrawal election in accordance with Section 7(d), in which case such Participant’s Account shall be paid to him or her in cash in accordance with Section 11(a)).

(f)	Leaves of Absence. During leaves of absence approved by the Corporation or a Participating Subsidiary and meeting the requirements of Regulation Section 1.421-1(h)(2) under the Code, a Participant may continue participation in this Plan by cash payments to the Corporation on his normal paydays equal to the reduction in his Plan Contributions caused by his leave.
8.	GRANT OF OPTION
(a)	Grant Date; Number of Shares. On each Grant Date, each Eligible Employee who is a Participant during that Offering Period shall be granted an Option to purchase a number of shares of Common Stock. The Option shall be exercised on each Purchase Date that occurs during that Offering Period. The number of shares of Common Stock to be purchased upon exercise of the Option on each Purchase Date shall be determined by dividing the Participant’s Account balance as of that Purchase Date by the Option Price, subject to the limits of Section 8(c).

(b)	Option Price. The Option Price per share of the shares subject to an Option for a Purchase Period shall be the lesser of: (i) 85% of the Fair Market Value of a Share on the Grant Date of the Offering Period to which the Purchase Period relates; or (ii) 85% of the Fair Market Value of a Share on the Purchase Date of that Purchase Period; provided, however, that the Committee may provide prior to the start of any Purchase Period that the Option Price for that Purchase Period shall be determined by applying a discount amount (not to exceed 15%) to either (1) the Fair Market Value of a share of Common Stock on the Grant Date of the Offering Period to which the Purchase Period relates, or (2) the Fair Market Value of a share of Common Stock on the Purchase Date of that Purchase Period, or (3) the lesser of the Fair Market Value of a share of Common Stock on the Grant Date of the Offering Period to which the Purchase Period relates or the Fair Market Value of a share of Common Stock on the Purchase Date of that Purchase Period. Notwithstanding anything to the contrary in the preceding provisions of this Section 8(b), in no event shall the Option Price per share be less than the par value of a share of Common Stock.

(c)	Limits on Share Purchases. Notwithstanding anything else contained herein, the maximum number of shares subject to an Option for an Offering Period shall be subject to the Individual Limit in effect on the Grant Date of that Offering Period (subject to adjustment pursuant to Section 17) and any person who is otherwise an Eligible Employee shall not be granted any Option (or any Option granted shall be subject to compliance with the following limitations) or other right to purchase shares under this Plan to the extent:
(1)	it would, if exercised, cause the person to own stock (within the meaning of Section 423(b)(3) of the Code) possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation, or of any Parent, or of any Subsidiary; or

(2)	such Option causes such individual to have rights to purchase stock under this Plan and any other plan of the Corporation, any Parent, or any Subsidiary which is qualified under Section 423 of the Code which accrue at a rate which exceeds $25,000 of the fair market value of the stock of the Corporation, of any Parent, or of any Subsidiary (determined at the time the right to purchase such stock is granted, before giving effect to any discounted purchase price under any such plan) for each calendar year in which such right is outstanding at any time.
For purposes of the foregoing, a right to purchase stock accrues when it first become exercisable during the calendar year. In determining whether the stock ownership of an Eligible Employee equals or exceeds the 5% limit set forth above, the rules of Section 424(d) of the Code (relating to attribution of stock ownership) shall apply, and stock which the Eligible Employee may purchase under outstanding options shall be treated as stock owned by the Eligible Employee.
9.	EXERCISE OF OPTION
(a)	Purchase of Shares. Unless a Participant withdraws pursuant to Section 7(d) or the Participant’s Plan participation is terminated as provided in Section 11, his or her Option for the purchase of shares shall be exercised automatically on each Purchase Date for that Offering Period, without any further action on the Participant’s part, and the maximum number of whole shares of Common Stock subject to such Option (subject to the limits of Section 8(c)) shall be purchased at the Option Price with the balance of such Participant’s Account.

(b)	Account Balance Remaining After Purchase. If any amount which is not sufficient to purchase a whole share remains in a Participant’s Account after the exercise of his or her Option on the Purchase Date: (1) such amount shall be credited to such Participant’s Account for the next Purchase Period, if he or she is then a Participant; or (2) if such Participant is not a Participant in the next Purchase Period, or if the Committee so elects, such amount shall be refunded to such Participant as soon as administratively practicable after such date. If the share limit of Section 4(a) is reached, any amount that remains in a Participant’s Account after the exercise of his or her Option on the Purchase Date to purchase the number of shares that he or she is allocated shall be refunded to the Participant as soon as administratively practicable after such date. If any amount which exceeds the limits of Section 8(c)(1) remains in a Participant’s Account after the exercise of his or her Option on the Purchase Date, such amount shall be refunded to the Participant as soon as administratively practicable after such date. The Participant’s Account shall be reduced on a dollar-for-dollar basis by any amount used to purchase shares hereunder or any amount refunded to the Participant.
10.	DELIVERY OF SHARES

As soon as administratively practicable after the Purchase Date, the Corporation shall, in its discretion, either deliver to each Participant a certificate representing the shares of Common Stock purchased upon exercise of his or her Option, provide for the crediting of such shares in book entry form in the name of the Participant, or provide for an alternative arrangement for the delivery of such shares to a broker or recordkeeping service for the benefit of the Participant. In the event the Corporation is required to obtain from any commission or agency authority to issue any such certificate or otherwise deliver such shares, the Corporation will seek to obtain such authority. If the Corporation is unable to obtain from any such commission or agency authority which counsel for the Corporation deems necessary for the lawful issuance of any such certificate or other delivery of such shares, or if for any other reason the Corporation cannot issue or deliver shares of Common Stock and satisfy Section 21, the Corporation shall be relieved from liability to any Participant except that the Corporation shall return to each Participant to whom such shares cannot be issued or delivered the amount of the balance credited to his or her Account that would have otherwise been used for the purchase of such shares.

11.	TERMINATION OF EMPLOYMENT; CHANGE IN ELIGIBLE STATUS
(a)	General. Except as provided in Section 11(b) below, if a Participant ceases to be an Eligible Employee for any reason (including, without limitation, due to the Participant’s death, disability, quit, resignation or retirement, or due to a layoff or other termination of employment with or without cause), or if the Participant elects to withdraw from the Plan pursuant to Section 7(d), at any time prior to the last day of an Offering Period in which he or she participates, such Participant’s Account shall be paid to him or her (or, in the event of the Participant’s death, to the person or persons entitled thereto under Section 13) in cash, and such Participant’s Option and participation in the Plan shall automatically terminate as of the time that the Participant ceased to be an Eligible Employee.

(b)	Change in Eligible Status; Leave. If a Participant (1) ceases to be an Eligible Employee during a Purchase Period but remains an employee of the Corporation or a Subsidiary through the Purchase Date for that Purchase Period (for example, and without limitation, due to a change in the Participant’s employer from the Corporation or a Participating Subsidiary to a non-Participating Subsidiary, if the Participant’s employer ceases to maintain the Plan as a Participating Subsidiary but otherwise continues as a Subsidiary, or if the Participant’s customary level of employment no longer satisfies the requirements set forth in the definition of

Eligible Employee), or (2) during a Purchase Period commences a sick leave, military leave, or other leave of absence approved by the Corporation or a Participating Subsidiary, and the leave meets the requirements of Treasury Regulation Section 1.421-1(h)(2) and the Participant is an employee of the Corporation or a Subsidiary or on such leave as of the applicable Purchase Date, such Participant’s Contributions shall cease (subject to Section 7(d) and Section 7(f)), and the Contributions previously credited to the Participant’s Account for that Purchase Period shall be used to exercise the Participant’s Option as of the applicable Purchase Date in accordance with Section 9 (unless the Participant makes a timely withdrawal election in accordance with Section 7(d), in which case such Participant’s Account shall be paid to him or her in cash in accordance with Section 11(a)).

(c)	Re-Enrollment. A Participant’s termination from Plan participation precludes the Participant from again participating in this Plan during that Offering Period. However, such termination shall not have any effect upon his or her ability to participate in any succeeding Offering Period, provided that the applicable eligibility and participation requirements are again then met. A Participant’s termination from Plan participation shall be deemed to be a revocation of that Participant’s Subscription Agreement and such Participant must file a new Subscription Agreement to resume Plan participation in any succeeding Offering Period.

(d)	Change in Subsidiary Status. For purposes of this Plan, if a Subsidiary ceases to be a Subsidiary, each person employed by that Subsidiary will be deemed to have terminated employment for purposes of this Plan, unless the person continues as an employee of the Corporation or another Subsidiary.
12.	ADMINISTRATION
(a)	The Committee. The Board shall appoint the Committee, which shall be composed of not less than two members of the Board. The Board may, at any time, increase or decrease the number of members of the Committee, may remove from membership on the Committee all or any portion of its members, and may appoint such person or persons as it desires to fill any vacancy existing on the Committee, whether caused by removal, resignation, or otherwise. The Board may also, at any time, assume the administration of all or a part of this Plan, in which case references (or relevant references in the event the Board assumes the administration of only certain aspects of this Plan) to the “Committee” shall be deemed to be references to the Board. Action of the Committee with respect to this Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members. No member of the Committee shall be entitled to act on or decide any matter relating solely to himself or herself or solely to any of his or her rights or benefits under this Plan.

(b)	Powers and Duties of the Committee. Subject to the express provisions of this Plan, the Committee shall supervise and administer this Plan and shall have the full authority and discretion: (1) to construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, any Subsidiary, and Participants under this Plan; (2) to further define the terms used in this Plan; (3) to prescribe, amend and rescind rules and regulations relating to the administration of this Plan (including, without limitation, deadlines for making elections or for providing any notices contemplated by this Plan, which deadlines may be more restrictive than any deadlines otherwise contemplated by this Plan); and (4) to make all other determinations and take such other action as contemplated by this Plan or as may be necessary or advisable for the administration of this Plan or the effectuation of its purposes. Notwithstanding anything else contained in this Plan to the contrary, the Committee may also adopt rules, procedures or sub-plans applicable to particular Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code and need not comply with the otherwise applicable provisions of this Plan.

(c)	Decisions of the Committee are Binding. Any action taken by, or inaction of, the Corporation, any Subsidiary, the Board or the Committee relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons.

(d)	Indemnification. Neither the Board nor any Committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan, and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

(e)	Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Committee or the Board, as the case may be, may obtain and may rely upon the advice of experts, including professional advisors to the Corporation. No director, officer or agent of the Corporation or any Participating Subsidiary shall be liable for any such action or determination taken or made or omitted in good faith.

(f)	Delegation. The Committee may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or a Subsidiary.
13.	DESIGNATION OF BENEFICIARY

If the Committee permits beneficiary designations with respect to this Plan, then each Participant may file, on a form and in a manner prescribed by the Committee (or its delegate), a written designation of a beneficiary who is to receive any shares or cash from or with respect to such Participant’s Account under this Plan in the event of such Participant’s death. If a Participant is married and the designated beneficiary is not solely his or her spouse, spousal consent shall be required for such designation to be effective unless it is established (to the satisfaction of the Committee or its delegate) that there is no spouse or that the spouse cannot be located. The Committee may rely on the last designation of a beneficiary filed by a Participant in accordance with this Plan. Beneficiary designations may be changed by the Participant (and his or her spouse, if required) at any time on forms provided and in the manner prescribed by the Committee (or its delegate).

If a Participant dies with no validly designated beneficiary under this Plan who is living at the time of such Participant’s death (or in the event the Committee does not permit beneficiary designations under this Plan), the Corporation shall deliver all shares and/or cash payable pursuant to the terms hereof to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed, the Corporation, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Corporation, then to such other person as the Corporation may designate.

If a Participant’s death occurs before the end of an Offering Period or subsequent to the end of an Offering Period but prior to the delivery to him or her or for his or her benefit of any shares deliverable under the terms of this Plan, and the Corporation has notice of the Participant’s death, then any shares purchased for that Offering Period and any remaining balance of such Participant’s Account shall be paid to such beneficiary (or such other person entitled to such payment pursuant to this Section 13). If the Committee permits beneficiary designations with respect to this Plan, any such designation shall have no effect with respect to shares purchased and actually delivered (or credited, as the case may be) to or for the benefit of the Participant.

14.	TRANSFERABILITY

Neither Contributions credited to a Participant’s Account nor any Options or rights with respect to the exercise of Options or right to receive shares under this Plan may be anticipated, alienated, encumbered, assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 13) by the Participant. Any such attempt at anticipation, alienation, encumbrance, assignment, transfer, pledge or other disposition shall be without effect and all amounts shall be paid and all shares shall be delivered in accordance with the provisions of this Plan. Amounts payable or shares deliverable pursuant to this Plan shall be paid or delivered only to (or credited in the name of, as the case may be) the Participant or, in the event of the Participant’s death, the Participant’s beneficiary pursuant to Section 13.

15.	USE OF FUNDS; INTEREST

All Contributions received or held by the Corporation under this Plan will be included in the general assets of the Corporation and may be used for any corporate purpose. Notwithstanding anything else contained herein to the contrary, no interest will be paid to any Participant or credited to his or her Account under this Plan (in respect of Account balances, refunds of Account balances, or otherwise). Amounts payable under this Plan shall be payable in shares of Common Stock or from the general assets of the Corporation and, except for any shares that may be reserved on the books of the Corporation for issuance with respect to this Plan, no special or separate reserve, fund or deposit shall be made to assure payment of amounts that may be due with respect to this Plan.

16.	REPORTS

Statements shall be provided (either electronically or in written form, as the Committee may provide from time to time) to Participants as soon as administratively practicable following each Purchase Date. Each Participant’s statement shall set forth, as of such Purchase Date, that Participant’s Account balance immediately prior to the exercise of his or her Option, the Option Price, the number of whole shares purchased and his or her remaining Account balance, if any.

17.	ADJUSTMENTS OF AND CHANGES IN THE STOCK

Upon or in contemplation of any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend), or reverse stock split; any merger, combination, consolidation, or other reorganization; split-up, spin-off, or any similar extraordinary dividend distribution in respect of the Common Stock (whether in the form of securities or property); any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; or a sale of substantially all the assets of the Corporation as an entirety occurs; then the Committee shall equitably and proportionately adjust (1) the number and type of shares or the number and type of other securities that thereafter may be made the subject of Options (including the specific maxima and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares (or other securities or property) subject to any or all outstanding Options, (3) the Option Price of any or all outstanding Options, and/or (4) the securities, cash or other property deliverable upon exercise of any outstanding Options, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding Options.

Upon the occurrence of any event described in the preceding paragraph, or any other event in which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); then the Committee may make provision for a cash payment or for the substitution or exchange of any or all outstanding Options for cash, securities or property to be delivered to the holders of any or all outstanding Options based upon the distribution or consideration payable to holders of the Common Stock upon or in respect of such event.

The Committee may adopt such valuation methodologies for outstanding Options as it deems reasonable in the event of a cash or property settlement and, without limitation on other methodologies, may base such settlement solely upon the excess (if any) of the amount payable upon or in respect of such event over the Option Price of the Option.

In any of such events, the Committee may take such action sufficiently prior to such event to the extent that the Committee deems the action necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the underlying shares in the same manner as is or will be available to shareholders generally.

18.	POSSIBLE EARLY TERMINATION OF PLAN AND OPTIONS

Upon a dissolution or liquidation of the Corporation, or any other event described in Section 17 that the Corporation does not survive or does not survive as a publicly-traded company in respect of its Common Stock, as the case may be, this Plan and, if prior to the last day of an Offering Period, any outstanding Option granted with respect to that

Offering Period shall terminate, subject to any provision that has been expressly made by the Board for the survival, substitution, assumption, exchange or other settlement of this Plan and Options. In the event a Participant’s Option is terminated pursuant to this Section 18 without a provision having been made by the Board for a substitution, exchange or other settlement of the Option, such Participant’s Account shall be paid to him or her in cash without interest.

19.	TERM OF PLAN; AMENDMENT OR TERMINATION
(a)	Effective Date; Termination. Subject to Section 19(b), this Plan shall become effective as of the Effective Date. No new Offering Periods shall commence on or after the tenth anniversary of the Effective Date, and this Plan shall terminate as of the Purchase Date on or immediately following such date unless sooner terminated pursuant to Section 18 or this Section 19. In the event that during a particular Purchase Period all of the shares of Common Stock made available under this Plan are subscribed prior to the expiration of this Plan, this Plan and all outstanding Options hereunder shall terminate at the end of that Purchase Period and the shares available shall be allocated for purchase by Participants in that Purchase Period on a pro-rata basis determined with respect to Participants’ Account balances.

(b)	Board Amendment Authority. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part and without notice. Shareholder approval for any amendment or modification shall not be required, except to the extent required by law or applicable stock exchange rules, or required under Section 423 of the Code in order to preserve the intended tax consequences of this Plan. No Options may be granted during any suspension of this Plan or after the termination of this Plan, but the Committee will retain jurisdiction as to Options then outstanding in accordance with the terms of this Plan. No amendment, modification, or termination pursuant to this Section 19(b) shall, without written consent of the Participant, affect in any manner materially adverse to the Participant any rights or benefits of such Participant or obligations of the Corporation under any Option granted under this Plan prior to the effective date of such change. Changes contemplated by Section 17 or Section 18 shall not be deemed to constitute changes or amendments requiring Participant consent.

(c)	Certain Additional Committee Authority. Notwithstanding the amendment provisions of Section 19(b) and without limiting the Board’s authority thereunder and without limiting the Committee’s authority pursuant to any other provision of this Plan, the Committee shall have the right (1) to designate from time to time the Subsidiaries whose employees may be eligible to participate in this Plan (including, without limitation, any Subsidiary that may first become such after the date shareholders first approve this Plan) (each a “Participating Subsidiary”), and (2) to change the service and other qualification requirements set forth under the definition of Eligible Employee in Section 2 (subject to the requirements of Section 423(b) of the Code and applicable rules and regulations thereunder). Any such change shall not take effect earlier than the first Purchase Period that starts on or after the effective date of such change. Any such change shall not require shareholder approval.

20.	NOTICES

All notices or other communications by a Participant to the Corporation contemplated by this Plan shall be deemed to have been duly given when received in the form and manner specified by the Committee (or its delegate) at the location, or by the person, designated by the Committee (or its delegate) for that purpose.

21.	CONDITIONS UPON ISSUANCE OF SHARES

This Plan, the granting of Options under this Plan and the offer, issuance and delivery of shares of Common Stock are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities laws) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation and as a condition precedent to the exercise of his or her Option, provide such assurances and representations to the Corporation as the Committee may deem necessary or desirable to assure compliance with all applicable legal requirements.

22.	PLAN CONSTRUCTION
(a)	Section 16. It is the intent of the Corporation that transactions involving Options under this Plan (other than “Discretionary Transactions” as that term is defined in Rule 16b-3(b)(1) promulgated by the Commission under Section 16 of the Exchange Act, to the extent there are any Discretionary Transactions under this Plan), in the case of Participants who are or may be subject to the prohibitions of Section 16 of the Exchange Act, satisfy the requirements for exemption under Rule 16b-3(c) promulgated by the Commission under Section 16 of the Exchange Act to the maximum extent possible. Notwithstanding the foregoing, the Corporation shall have no liability to any Participant for Section 16 consequences of Options or other events with respect to this Plan.

(b)	Section 423. Except as the Committee may expressly provide in the case of one or more sub-plans adopted pursuant to Section 12(b), this Plan and Options are intended to qualify under Section 423 of the Code. Accordingly, all Participants are to have the same rights and privileges (within the meaning of Section 423(b)(5) of the Code and except as not required thereunder to qualify this Plan under Section 423) under this Plan, subject to differences in Compensation among Participants and subject to the Contribution and share limits of this Plan.

(c)	Interpretation. If any provision of this Plan or of any Option would otherwise frustrate or conflict with the intents expressed above, that provision to the extent possible shall be interpreted so as to avoid such conflict. If the conflict remains irreconcilable, the Committee may disregard the provision if it concludes that to do so furthers the interest of the Corporation and is consistent with the purposes of this Plan as to such persons in the circumstances.
23.	EMPLOYEES’ RIGHTS
(a)	No Employment Rights. Nothing in this Plan (or in any Subscription Agreement or other document related to this Plan) will confer upon any Eligible Employee or Participant any right to continue in the employ or other service of the Corporation or any Subsidiary, constitute any contract or agreement of employment or other service or effect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or any Subsidiary to change such person’s compensation or other benefits or to terminate his or her employment or other service, with or without cause. Nothing contained in this Section 23(a), however, is intended to adversely affect any express independent right of any such person under a separate employment or service contract other than a Subscription Agreement.

(b)	No Rights to Assets of the Company. No Participant or other person will have any right, title or interest in any fund or in any specific asset (including shares of Common Stock) of the Corporation or any Subsidiary by reason of any Option hereunder. Neither the provisions of this Plan (or of any Subscription Agreement or other document related to this Plan), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan will create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or any Subsidiary and any Participant, Beneficiary or other person. To the extent that a Participant, Beneficiary or other person acquires a right to receive payment pursuant to this Plan, such right will be no greater than the right of any unsecured general creditor of the Corporation.

(c)	No Shareholder Rights. A Participant will not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the Participant. No adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of delivery.
24.	MISCELLANEOUS
(a)	Governing Law. This Plan, the Options, Subscription Agreements and other documents related to this Plan shall be governed by, and construed in accordance with, the laws of the State of Oregon.

(b)	Severability. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

(c)	Captions and Headings. Captions and headings are given to the sections of this Plan solely as a convenience to facilitate reference. Such captions and headings shall not be deemed in any way material or relevant to the construction of interpretation of this Plan or any provision hereof.

(d)	No Effect on Other Plans or Corporate Authority. The adoption of this Plan shall not affect any other Corporation or Subsidiary compensation or incentive plans in effect. Nothing in this Plan will limit or be deemed to limit the authority of the Board or Committee (1) to establish any other forms of incentives or compensation for employees of the Corporation or any Subsidiary (with or without reference to the Common Stock), or (2) to grant or assume options (outside the scope of and in addition to those contemplated by this Plan) in connection with any proper corporate purpose; to the extent consistent with any other plan or authority. Benefits received by a Participant under an Option granted pursuant to this Plan shall not be deemed a part of the Participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Committee or the Board (or the Board of Directors of the Subsidiary that sponsors such plan or arrangement, as applicable) expressly otherwise provides or authorizes in writing.
25.	TAX WITHHOLDING

Notwithstanding anything else contained in this Plan herein to the contrary, the Corporation may deduct from a Participant’s Account balance as of a Purchase Date, before the exercise of the Participant’s Option is given effect on such date, the amount of taxes (if any) which the Corporation reasonably determines it or any Subsidiary may be required to withhold with respect to such exercise. In such event, the maximum number of whole shares subject to such Option (subject to the other limits set forth in this Plan) shall be purchased at the Option Price with the balance of the Participant’s Account (after reduction for the tax withholding amount).

Should the Corporation for any reason be unable, or elect not to, satisfy its or any Subsidiary’s tax withholding obligations in the manner described in the preceding paragraph with respect to a Participant’s exercise of an Option, or should the Corporation or any Subsidiary reasonably determine that it or an affiliated entity has a tax withholding obligation with respect to a disposition of shares acquired pursuant to the exercise of an Option prior to satisfaction of the holding period requirements of Section 423 of the Code, the Corporation or Subsidiary, as the case may be, shall have the right at its option to (1) require the Participant to pay or provide for payment of the amount of any taxes which the Corporation or Subsidiary reasonably determines that it or any affiliate is required to withhold with respect to such event or (2) deduct from any amount otherwise payable to or for the account of the Participant the amount of any taxes which the Corporation or Subsidiary reasonably determines that it or any affiliate is required to withhold with respect to such event.

26.	NOTICE OF SALE

Any person who has acquired shares under this Plan shall give prompt written notice to the Corporation of any sale or other transfer of the shares if such sale or transfer occurs (1) within the two-year period after the Grant Date of the Offering Period with respect to which such shares were acquired, or (2) within the twelve-month period after the Purchase Date of the Purchase Period with respect to which such shares were acquired.

APPENDIX C
PIXELWORKS, INC.
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
I. COMMITTEE PURPOSE
The Audit Committee (“the Committee”) of Pixelworks, Inc. (“the Company”) is appointed by the Board of Directors (“the Board”) to oversee corporate accounting, financial reporting practices, and financial statement audits of the Company. In meeting its responsibilities, the Committee shall maintain open avenues of communication with the independent auditors, Company management and the Board.
This Charter delegates certain responsibilities of the Board to the Committee. It does not assign executive responsibilities. In fulfilling its duties under this charter, the Committee shall be held to the standards of any member of the Board under applicable Oregon law (ORS 60.357 (1) through (3)) and is entitled to the protection of ORS 60.357 (4) in doing so. These statutory sections are attached to this Charter for easy reference. For example, it is the responsibility of the Company’s management, not that of the Committee, to prepare the financial statements. It is the auditors’ responsibility to plan and conduct audits in accordance with generally accepted auditing standards and to issue an opinion about whether the financial statements are presented fairly, in all material respects, in accordance with generally accepted accounting principles.
II. COMMITTEE STRUCTURE
A. COMMITTEE SIZE AND MEMBERSHIP
The Committee shall be comprised of three or more directors. Members shall be appointed by the Board based on the recommendations of the Corporate Governance and Nominating Committee, and may be removed by the Board at any time. Each member shall meet the knowledge requirements and the independence requirements of applicable laws and rules of the Securities and Exchange Commission (“SEC”) and the NASDAQ stock market in effect from time to time (subject to any exceptions allowed by such rules and any waivers granted by such authorities). Each member shall be otherwise free from any relationships that, in the judgment of the Board, would interfere with his or her exercise of business judgment as a Committee member. The Committee shall have the authority to delegate any of its functions to a subcommittee thereof to the extent permitted by law.
All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements. Additionally, at least one member of the Committee shall be an “audit committee financial expert” as defined in Item 401 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Act”).
B. COMMITTEE CHAIR
The Board may appoint one member to serve as Committee Chair, to convene and chair all regular and special sessions of the Committee, to set agendas for Committee meetings, and to determine and communicate to management and the full Board the information needs of the

Committee. If the Board fails to appoint a Committee Chair, the members of the Committee shall elect a Chair by majority vote of the full Committee.
III. COMMITTEE MEETINGS
The Committee shall meet four times a year or more frequently as circumstances dictate. The Committee may also act by unanimous written consent in lieu of a meeting. The Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee may require members of management to attend its meetings and to provide pertinent information as necessary. The Committee, or at least its Chair or a majority of the Committee, shall communicate with management and the independent auditors (a) quarterly to review the Company’s financial statements and significant findings based upon the timely review procedures performed, and (b) annually to review the results of the annual audit.
In addition, at least twice per year (or more frequently as circumstances dictate), the Committee shall meet privately in executive session with management, the independent auditors, the Company’s personnel responsible for internal audits, and as a committee to discuss any matters that the Committee or each of these groups believes should be addressed.
The Committee will keep adequate minutes of all of its proceedings and will either submit the minutes of each of its meetings to the Board, or report the matters raised at each of its meetings directly to the Board. The Committee is governed by the same rules regarding meetings (including meetings by teleconference or similar remote communications), actions without a meeting, notice, waiver of notice and quorum and voting requirements as are applicable to the Board.
IV. DUTIES AND RESPONSIBILITIES
In furtherance of its purpose, the Committee shall have the following specific duties and responsibilities:
A. MAINTAIN THE COMMITTEE CHARTER
The Committee is responsible for reviewing and reassessing the adequacy of this Charter at least annually, and for recommending any proposed changes to the Board for approval. The Committee is also responsible for ensuring that this Charter is published as required by SEC regulations.
B. APPOINT AND MONITOR THE INDEPENDENT AUDITORS
Reporting Relationship and Oversight Role
The independent auditors shall report directly to the Committee. The Committee has the sole responsibility to select, evaluate and, where appropriate, replace the independent auditor (or to nominate the independent auditor to be proposed for shareholder approval in any proxy statement).
The Committee shall be directly responsible for the oversight of the work of the independent auditors (including resolution of disagreements between management and the auditors regarding financial reporting) for the purposes of preparing or issuing an audit report or related work. The Committee shall meet with the independent auditors prior to each annual audit to discuss the audit plan, including scope, staffing, locations, reliance upon management and general audit approach. However, it is not the Committee’s responsibility to prepare and certify the Company’s financial statements, to guarantee the independent auditors’ report, or to guarantee other disclosures by the Company.
Pre-Approve Fees Paid to Independent Auditors
The Committee has the ultimate authority to approve all audit engagement fees and terms, with the costs of all such engagements to be borne by the Company.
The Committee shall pre-approve all audit services and permitted non-audit services (including the fees and the terms thereof) to be performed for the Company by its independent auditors in accordance with the Company’s Policy for Audit and Non-Audit Services.
The Company shall disclose in its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q any approval of non-audit services during the period covered by the applicable report.
Evaluate Results of Independent Auditors’ Work
At least annually, the Committee shall review with the independent auditors all matters required to be discussed under Statement of Auditing Standards No. 114 and any problems or difficulties the auditors may have encountered in the course of their work. This review should include:
Any restrictions on the scope of activities or access to required information;
Any significant disagreements with management; and
Any significant changes in the planned scope of the audit.
The Committee shall obtain from the independent auditors assurance that Section 10A(b) of the Act has not been implicated. Section 10A(b) relates to illegal acts that have come to the attention of the independent auditors during the course of their work.
Monitor Performance of Independent Auditors
The Committee shall review and evaluate the experience and qualifications of the senior members of the independent auditor’s team on an annual basis. Also on an annual basis, the Committee shall review with the independent auditors the audit firm’s quality control procedures, any material issues raised by the most recent internal quality-control review, peer reviews, or by any inquiry or investigation by governmental or professional authorities respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues. In conducting its review of the independent auditors, the Committee will take into account the opinions of management and report to the Board its conclusions and recommendations for additional action.
Monitor Independence of Independent Auditors
At least annually, the Committee shall monitor the independence of the auditors. To that end, the Committee is responsible for obtaining from the independent auditors a formal written statement delineating all relationships between the auditors and the Company. The statement shall be consistent with any applicable requirements of the Public Company Accounting Oversight Board

regarding the independent registered public accounting firm’s communications with Audit Committees concerning independence, including the Statement on Auditing Standards No. 61. It is the Committee’s responsibility to actively engage the auditors in a dialogue with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors.
The Committee shall ensure rotation of audit partners as required by applicable laws and regulations. As considered necessary, the Committee shall also consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent audit firm on a regular basis.
C. REVIEW FINANCIAL STATEMENTS, AND DISCLOSURE MATTERS AND FINANCIAL REPORTING POLICIES AND PRACTICES
In addition to the items described above, the Committee shall review and discuss the following topics with management and the independent auditors:
Critical accounting policies and practices used in preparation of the financial statements;
Significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including significant changes in selection or application of accounting principles, any unusual or non-recurring items, and the nature and substance of any significant reserves, and the view of each of management and the independent auditors as to the appropriateness of such judgments
Alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of using alternative treatments, and the treatment preferred by the independent auditors;
The independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles applied in its financial reporting;
All discussions between the independent auditors’ team and the firm’s national office;
Any unadjusted differences identified by the independent auditors that were not booked by management in the financial statements;
Any other major issues regarding accounting or auditing principles and practices;
The adequacy of internal controls that could significantly affect the Company’s financial statements, and any special audit steps adopted in light of identified control deficiencies;
The adequacy of the Company’s disclosure controls designed to assure that information required to be disclosed in its public reports is properly recorded, processed, summarized and reported in such reports;
The Company’s annual financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in connection with the Company’s annual report on Form 10-K, including any certification, report, opinion or review rendered by the independent auditors;

The Company’s quarterly financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in connection with the Company’s quarterly report on Form 10-Q;
The effect of regulatory and accounting initiatives on the financial statements;
The effect of non-GAAP figures on the financial statements;
Any financial information or earnings guidance provided to analysts or rating agencies; and
Any correspondence with regulators or governmental agencies, and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.
The Committee shall discuss the Form 10-K and 10-Q certification processes with the Chief Executive Officer and Chief Financial Officer. This discussion will address any deficiencies in design or operating effectiveness of internal controls, as well as any identified fraud involving management or employees with a significant role in the Company’s internal controls.
D. CODE OF BUSINESS CONDUCT AND ETHICS
The Committee is responsible for reviewing and reassessing the adequacy of the Company’s Code of Business Conduct and Ethics and for recommending changes as deemed appropriate. The Committee is also responsible for approving, in advance, any amendments to the Code of Business Conduct and Ethics, or waivers thereof, for directors, executive officers, and senior financial officers.
E. ESTABLISH PROCEDURES TO ADDRESS COMPLAINTS
The Committee shall establish a process that allows employees to submit, in a confidential and anonymous manner, concerns they may have regarding questionable accounting or auditing practices. The Committee will also establish and implement procedures for the receipt, retention and treatment of concerns received regarding accounting, internal controls or auditing matters.
F. INVESTMENT POLICY
The Committee shall review, at least annually, the Company’s investment policy.
G. REVIEW RELATED PARTY TRANSACTIONS
The Committee shall review all related party transactions for potential conflict of interest situations on an ongoing basis. The Company shall not enter into any such transactions without prior Committee approval. Related party transactions are those that are required to be disclosed by SEC Regulation S-K Item 404.
H. REVIEW LEGAL COMPLIANCE
On at least an annual basis, the Committee shall review with the Company’s legal counsel, independent auditors, tax advisors, or any persons that the Committee deems necessary, any legal or regulatory compliance matters that could have a material effect on the Company’s financial statements, or the Company’s compliance with applicable laws and regulations. Additionally, the

Committee shall review any inquiries received from regulators or governmental agencies that could have a material effect on the Company’s financial statements.
I. INFORMATION TECHNOLOGY POLICIES
At least annually, the Committee shall review the Company’s Corporate Information Technology (IT) Policy and assess the need for changes in light of any risks identified.
J. CURRENCY MATTERS
On at least an annual basis, the Committee shall review risks related to currency fluctuations and any hedging activities entered into by the Company to mitigate those risks.
K. PREPARE PROXY REPORT
The Committee shall produce a report for inclusion in the Company’s annual report or proxy statement in compliance with applicable SEC rules and regulations and relevant NASDAQ guidance, which includes a description of the Committee’s composition and responsibilities and how those responsibilities were discharged.
L. SELF EVALUATION
The Committee shall conduct an annual performance evaluation of itself.
M. ADDITIONAL RESPONSIBILITIES
In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time.
V. ACCESS TO ADVISORS
To the extent that it deems necessary or appropriate, the Committee shall have the authority to obtain advice and assistance from, and to retain, independent legal, accounting or other advisors or experts at the expense of the Company. The Committee may act in reliance on management, the Company’s independent auditor, and any other advisors and experts, as it deems necessary or appropriate.
The Committee has the power to conduct any investigation it deems necessary or appropriate to enable it to carry out its duties. The Committee shall have unrestricted access to the Company’s employees, independent auditor, and internal and outside counsel, and may require any employee of the Company or representative of the Company’s outside counsel or independent auditor to attend meetings of the Committee or to meet with any members of the Committee or representative of the Committee’s counsel, advisors or experts.
The Committee has the power to determine the level of administrative expenses necessary or appropriate to carry out its duties, with such costs to be borne by the Company.

Oregon Law: ORS 60.357
60.357 General standards for directors. (1) A director shall discharge the duties of a director, including the duties as a member of a committee, in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation.
(2) In discharging the duties of a director, a director is entitled to rely on information, opinions, reports or statements including financial statements and other financial data, if prepared or presented by:
(a) One or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;
(b) Legal counsel, public accountants or other persons as to matters the director reasonably believes are within the person’s professional or expert competence; or
(c) A committee of the board of directors of which the director is not a member if the director reasonably believes the committee merits confidence.
(3) A director is not acting in good faith if the director has knowledge concerning the matter in question that makes reliance otherwise permitted by subsection (2) of this section unwarranted.
(4) A director is not liable for any action taken as a director, or any failure to take any action, if the director performed the duties of the director’s office in compliance with this section.

PIXELWORKS, INC.
16760 SW UPPER BOONES FERRY ROAD
SUITE 101
PORTLAND, OR 97224
VOTE BY INTERNET - www.proxyvote.com
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Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:	All	All	Except

1. Election of Directors	☐	☐	☐
Nominees:

01 Allen H. Alley	02 Mark A. Christensen	03 James R. Fiebiger	04 C. Scott Gibson	05 Daniel J. Heneghan
06 Richard L. Sanquini	07 Bruce A. Walicek

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2.	Approval of amendments to the 2006 Stock Incentive Plan.	☐	☐	☐

3.	Approval of Employee Stock Purchase Plan.	☐	☐	☐

4.	Ratification of the appointment of KPMG LLP as Pixelworks’ independent registered public accounting firm for the current fiscal year.	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000053821_1     R2.09.05.010

From San Francisco:
• Highway 101 South (approximately 43 miles)
• Merge onto highway CA-87 S/Guadalupe Pkwy. (.5 miles)
• Exit 8, towards Mineta San Jose Int’l Airport (.3 miles)
• Take the ramp towards Mineta San Jose Int’l Airport (< .1 miles)
• Slight right onto Airport Blvd (.3 miles)
• Right onto Airport Pkwy (.2 miles)
From San Jose:
• Highway CA-87N (approximately 1.8 miles)
• Exit 8, towards Mineta San Jose Int’l Airport (.3 miles)
• Take the ramp towards Mineta San Jose Int’l Airport (.2 miles) slight left
• Straight onto Airport Blvd (.2 miles)
• Right onto Airport Pkwy. (.2 miles)
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

PIXELWORKS, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS MAY 18, 2010
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Bruce A. Walicek and Steven L. Moore, proxy with power of substitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Pixelworks, Inc. on May 18, 2010 and any adjournments thereof, with all powers that the undersigned would possess if personally present.
Whether or not you expect to attend the annual meeting, please vote your shares. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 AND 4, IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS.
Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

0000053821_2     R2.09.05.010

***IMPORTANT MESSAGE ABOUT VOTING YOUR SHARES***
Recently, NYSE and SEC rule changes were enacted changing how shares held in brokerage accounts are voted in director elections. If YOU do not vote your shares on proposal one (Election of Directors), your brokerage firm can no longer vote them for you; your shares will remain unvoted. Previously, if your broker did not receive instructions from you, they were permitted to vote your shares for you in director elections. However, starting January 1, 2010, under changes to NYSE Rule 452, brokers will no longer be allowed to vote uninstructed shares.
Therefore, it is very important that you vote your shares for all proposals including the election of directors.
In addition to checking the appropriate boxes on the enclosed vote instruction form, signing and returning it in the enclosed postage paid envelope, there are two additional convenient ways to vote that are available 24 hours a day:

Vote by Internet	Vote by Telephone

Go to website: www.proxyvote.com	Call toll-free on a touch-tone phone in the U.S. or Canada

Follow these four easy steps:	Follow these four easy steps:

▶ Read the accompanying Proxy materials.	▶ Read the accompanying Proxy materials.

▶ Go to website www.proxyvote.com.	▶ Call the toll-free phone number printed on the enclosed vote instruction form.

▶ Have your vote instruction form in hand when you access the website.	▶ Have your vote instruction form in hand when you call the toll-free number.

▶ Follow the simple instructions.	▶ Follow the recorded instructions:

* Press 1 to vote as the Board recommends

********* Note **********	* Press 2 to vote each proposal individually

When voting online, you may also elect to give your consent to have all future proxy materials delivered to you electronically.

Do not return your vote instruction form if you are voting by Internet or Telephone